AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED DECEMBER 23, 2020

STARCO BRANDS, INC.

250 26th Street, Suite 200, Santa Monica, CA

(323) 266 7111

[__] SHARES OF COMMON STOCK

INCLUDING [__] SHARES TO BE SOLD BY SELLING SHAREHOLDERS

SEE “SECURITIES BEING OFFERED” AT PAGE 45

	Price to Public (1)	Broker-Dealer discount and commissions (2)	Proceeds to issuer (3)	Proceeds to other persons (4)
Per share/unit	-	-	-	-
Total Maximum	$50,000,000	$500,000	$39,500,000	$10,000,000

(1)	We currently estimate that the offering price for our shares of Common Stock will be between $[_] and $[_] per share. In this Offering Circular, we have assumed an offering price of $[_] per share, which is the upper-end of the price range.
(2)	We have not engaged any placement agent or underwriter in connection with this Offering. To the extent that we do so, we will file a supplement to the Offering Statement of which this Offering Circular is a part. The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and technology related functions in connection with this Offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time set-up fee and consulting fee payable by the Company to Dalmore. See “Plan of Distribution and Selling Security Holders” for details.
(3)	The Company expects that, not including state filing fees, the minimum amount of expenses of the Offering that we will pay will be approximately $1,105,000. In the event that the maximum offering amount is sold, the total offering expenses will be approximately $3,440,000, not including state filing fees.
(4)	The selling shareholders are offering up to [_] shares of Common Stock after the company has raised $10,000,000 in gross proceeds in this offering. The proceeds represent amounts to be paid to the selling shareholders listed in this Offering Circular. See “Plan of Distribution and Selling Securityholders.”

Sales of these securities will commence on approximately [_].

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold, and the date at which the Offering is earlier terminated by the Company, in its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering is being conducted on a best-efforts basis without any minimum target. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

The Company has engaged Prime Trust, LLC as agent to hold any funds that are tendered by investors. The Offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $1,500 ([_] shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of this Offering, we expect to hold closings on at least a monthly basis.

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Holders of the Common Stock already issued will continue to hold a majority of the voting power of all of the Company’s equity stock at the conclusion of this Offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This Offering is inherently risky. See “Risk Factors” on page 7.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In this Offering Circular, the terms “Starco Brands, ”Starco” or “the Company” refer to Starco Brands, Inc. Additionally, the terms “The Starco Group”, “Starco Group”, or “TSG” refer to Sklar Holdings, Inc. DBA The Starco Group and its subsidiaries on a consolidated basis.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Overview

Starco Brands, Inc. (formerly Insynergy Products, Inc.) was incorporated in the State of Nevada on January 26, 2010. Starco Brands, Inc.’s mission is to create behavior-changing products and brands. Our core competency is inventing brands, marketing, building trends, pushing awareness and social marketing. Starco Brands generates revenues from product sales of its own in-house brands that it has created, as well as from providing marketing services to other companies. The Company’s ultimate goal is to become a leading brand owner and third-party marketer of cutting-edge technologies in the consumer marketplace.

The initial business focus of Starco Brands was to engage in “Direct Response” marketing of consumer products - a type of marketing designed to elicit an instant response by encouraging prospects to take a specific action - with the goal of producing sales through television and/or retail. On July 12, 2017, the Company entered into a licensing agreement with The Starco Group (the “Licensing Agreement”), pursuant to which the Company licenses to The Starco Group the right to manufacture and sell certain of the Company’s products. In connection with the Company’s entry into the Licensing Agreement, the Company pivoted away from Direct Response marketing to pursue a new strategic marketing plan involving commercializing behavior-changing products manufactured by The Starco Group with the intent to sell them through brick and mortar retailers as well as through online retailers. On September 7, 2017 the Company filed an Amendment to its Articles of Incorporation to change its name to Starco Brands, Inc. in an effort to better align the Company’s name with its current and anticipated business operations.

The Offering

Securities offered:	Maximum of [_] shares of Common Stock.
	•	Of the [_] shares available in this Offering, up to [_] shares are being offered by the Company.
	•	Of the [_] shares available in this Offering, up to [_] shares are being offered by existing shareholders.

Securities outstanding before the Offering (as of December 23, 2020):	Common Stock: 159,140,665 shares Preferred Stock: 0

Securities outstanding after the Offering:	Common Stock: [_] Preferred Stock: 0

Selected Risks Associated with Our Business

Our business expects to be subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We have incurred significant net losses since our inception, and have only recently begun generating profits since repivoting in 2017. We cannot assure you that we will continue to achieve profitable operations.
•	If we do not obtain adequate capital funding or improve our financial performance, we may not be able to continue as a going concern.
•	Our success depends on our ability to uphold the reputation of our brands and our customers’ brands, which will depend on the effectiveness of our marketing, our product quality, and our customer experience.
•	If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated brands and products, we may not be able to maintain or increase our sales or achieve profitability.
•	An economic downturn or economic uncertainty in the United States may adversely affect consumer discretionary spending and demand for our products, as well as the demand for our marketing services.
•	Our results of operations could be materially harmed if we are unable to accurately forecast demand for our products.
•	We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue.
•	We rely on a single manufacturer, The Starco Group, to produce our products, and the loss of, or disruption in, this manufacturer could have a material adverse effect on our business and operations.
•	If we are unable to protect our intellectual property rights, our financial results may be negatively impacted.
•	Starco Brands depends on a licensing agreement for certain of its intellectual property, which, if terminated, would impair its ability to continue its operations.
•	The impact of the coronavirus or any other pandemic could affect our supply chain and/or consumer behavior.
•	Our sales and gross margins may decline as a result of increasing product costs and decreasing selling prices.
•	Our sales and gross margins may decline as a result of increasing freight costs.
•	We may be subject to liability if we infringe upon the intellectual property rights of third parties.
•	We will likely need to raise additional capital required to grow our business, and we may not be able to raise capital on terms acceptable to us or at all.
•	Our failure to comply with trade and other regulations could lead to investigations or actions by government regulators and negative publicity.
•	Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.
•	Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
•	Organizations face growing regulatory and compliance requirements.
•	Our business is affected by seasonality.
•	Investors in this Offering are bound by the governing law and jurisdiction provision contained in the subscription agreement, which limits an investor’s ability to bring lawsuits in connection with this Offering.

RISK FACTORS

The Commission requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company and its Business

We have incurred significant net losses and have only recently begun generating profits since repivoting in 2017. We cannot assure you that we will continue to achieve profitable operations.

We have incurred significant net losses since inception. Our net loss was $139,964 and $441,951 for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, we had a shareholders’ deficit of $944,260. We only recently realized a net income of $121,504 for the six months ended June 30, 2020, which was the first time we generated profits since we repivoted in 2017, and realized a net income of $461,916 for the nine months ended September 30, 2020. We may not be able to maintain profitability, and may incur significant losses again in the future for a number of reasons, including unforeseen expenses, difficulties, complications, and delays, and other unknown events.

We cannot assure you that we will achieve sustainable operating profits as we continue to expand our brand and product offerings, further develop our marketing efforts, and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition, and could cause the value of our Common Stock to decline, resulting in a significant or complete loss of your investment.

If we do not obtain adequate capital funding or improve our financial performance, we may not be able to continue as a going concern.

The report of our independent registered public accounting firm for the year ended December 31, 2019 included herein contains an explanatory paragraph indicating that there is substantial doubt as to our ability to continue as a going concern as a result of recurring losses from operations. This report is dated April 14, 2020 and does not take into account any proceeds we will receive in this proposed Offering. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. Our ability to continue as a going concern will be determined by our ability to complete this Offering, which will enable us to fund our expansion plans and realize our business objectives. If we are unable to obtain adequate funding from this proposed Offering or in the future, or if we are unable to grow our revenue to achieve and sustain profitability, we may not be able to continue as a going concern.

Our success depends on our ability to uphold the reputation of our brands and our clients’ brands, which will depend on the effectiveness of our marketing, our product quality, and our client experience.

We believe that ours and our company-clients’ brand image and brand awareness is vital to the success of our business. We also believe that maintaining and enhancing the image of ours and our clients’ brands, particularly in new markets where we have limited brand recognition, is important to maintaining and expanding ours and our clients’ customer base. As we execute our growth strategy, our ability to successfully expand into new markets or to maintain the strength and distinctiveness of the image of ours and our clients’ brands, our existing markets will be adversely impacted if we fail to connect with ours and our clients’ target customers. Among other things, we rely on our marketing, strategy, and media partners, as well as social media platforms, such as Instagram and Twitter, to help implement our marketing strategies and promote ours and our clients’ brands. Ours and our clients’ brands and reputation may be adversely affected if we fail to achieve these objectives, if ours or our clients’ public image was to be tarnished by negative publicity, if we fail to deliver innovative and high-quality products acceptable to our customers, or if we face a product recall. Negative publicity regarding the production methods of our manufacturer The Starco Group or those of the client-companies we work with, could adversely affect our reputation and sales. Additionally, while we devote considerable efforts and resources to protecting ours and our clients’ intellectual property, if these efforts are not successful the value of our brand may be harmed. Any harm to our brand and reputation could have a material adverse effect on our financial condition.

If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products, we may not be able to maintain or increase our sales or achieve profitability.

Our success depends to a significant degree on our ability to timely identify and originate product trends as well as to anticipate and react to changing consumer demands. All of our products are subject to changing consumer preferences and we cannot predict such changes with any certainty. Product trends in the food, household cleaning, air care, spirits and personal care markets can change rapidly. We will need to anticipate, identify and respond quickly to changing trends and consumer demands in order to provide the products our customers seek and maintain the image of our brands. If we cannot identify changing trends in advance, fail to react to changing trends or misjudge the market for a trend, our sales could be adversely affected, and we may be faced with a substantial amount of unsold inventory or missed opportunities. As a result, we may be forced to mark down our merchandise in order to dispose of slow-moving inventory, which may result in lower profit margins, negatively impacting our financial condition and results of operations.

Even if we are successful in anticipating consumer demands, our ability to adequately react to and execute on those demands will in part depend upon our continued ability to develop and introduce high-quality products. If we fail to introduce products in the categories that consumers want, demand for our products could decline and our brand image could be negatively impacted. Our failure to effectively introduce new products and enter into new product categories that are accepted by consumers could result in excess inventory, inventory write-downs, decreases in gross margins and a decrease in net revenues, which could have a material adverse effect on our financial condition.

Our ability to anticipate consumer preferences also goes hand-in-hand with our ability to provide effective marketing services for our clients. If we are unable to predict what might be attractive to the target consumers of our client’s products, our marketing efforts in connection with those products may be unsuccessful, which would negatively affect our reputation within the industry, and negatively affect our operating results.

An economic downturn or economic uncertainty in the United States may adversely affect consumer discretionary spending and demand for our products.

Our operating results are affected by the relative condition of the United States economy as many of our products may be considered discretionary items for consumers. In an economic downturn, our customers may reduce their spending and purchases due to job loss or fear of job loss, foreclosures, bankruptcies, higher consumer debt and interest rates, reduced access to credit, falling home prices, increased taxes, and/or lower consumer confidence. Consumer demand for our products may not reach our targets, or may decline, when there is an economic downturn or economic uncertainty. Current, recent past, and future conditions may also adversely affect our pricing and liquidation strategy; promotional activities, product liquidation, and decreased demand for consumer products could affect profitability and margins. Online customer traffic is difficult to forecast. As a consequence, sales, operating, and financial results for a particular period are difficult to predict, and, therefore, it is difficult to forecast expected results for future periods. Any of the foregoing factors could have a material adverse effect on our business, results of operations, and financial condition and could adversely affect our stock price.

Additionally, many of the effects and consequences of U.S. and global financial and economic conditions could potentially have a material adverse effect on our liquidity and capital resources, including the ability to raise additional capital, if needed, or could otherwise negatively affect our business and financial results. For example, global economic conditions may also adversely affect our suppliers’ access to capital and liquidity with which to maintain their inventory, production levels, and product quality and to operate their businesses, all of which could adversely affect our supply chain. Market instability could make it more difficult for us and our suppliers to accurately forecast future product demand trends, which could cause us to carry too much or too little merchandise in various product categories.

Our results of operations could be materially harmed if we are unable to accurately forecast demand for our products.

To ensure adequate inventory supply, our manufacturer, The Starco Group, forecasts inventory needs and estimates future demand for particular products on our behalf. TSG’s ability to accurately forecast demand for our products could be affected by many factors, including an increase or decrease in demand for our products or for products of our competitors, TSG’s failure to accurately forecast acceptance of new products, product introductions by competitors, unanticipated changes in general market conditions, and weakening of economic conditions or consumer confidence in future economic conditions. Inventory levels in excess of customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices or in less preferred distribution channels, which could impair our brand image and have an adverse effect on gross margin, which ultimately impacts our revenues. In addition, if TSG underestimates the demand for our products, our manufacturers may not be able to produce products to meet our customer requirements, and this could result in delays in the shipment of our products and our ability to recognize revenue, lost sales, as well as damage to our reputation and distributor relationships.

We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue.

The categories in which we operate are highly competitive, both in the U.S. and globally, as a limited number of large manufacturers compete for consumer acceptance, limited retail shelf space and e-commerce opportunities. Because of the highly competitive environment in which we operate as well as increasing retailer concentration, our retailer customers, including online retailers, frequently seek to obtain pricing concessions or better trade terms, resulting in either reduction of our margins or losses of distribution to lower cost competitors. Competition is based upon brand perceptions, product performance and innovation, customer service and price. Our ability to compete effectively may be affected by a number of factors, including:

•	we face competition from large, established companies, including The Procter & Gamble Company, Unilever, Johnson & Johnson and others, that have significantly greater financial, marketing, research and development and other resources and greater market share than we do, which provides them with greater scale and negotiating leverage with retailers;
•	our competitors may have lower production, sales and distribution costs, and higher profit margins, which may enable them to offer aggressive retail discounts and other promotional incentives; and
•	our competitors may be able to obtain exclusive distribution rights at particular retailers or favorable in-store placement;

In general, the greater capabilities of these large competitors in these areas enable them to better withstand periodic product campaign failures, and more general downturns in the industry, compete more effectively on the basis of price and production and more quickly develop or locate and license new products. In addition, new companies may enter the markets in which we expect to compete, further increasing competition in our industry.

We rely on a licensing agreement with The Starco Group.

We are party to a licensing agreement (the “Licensing Agreement”) with The Starco Group dated July 12, 2017. Pursuant to this agreement, Starco Brands licenses to TSG the exclusive right to manufacture and sell Starco Brands’ products, which it may sell under the brand names owned by Starco Brands. In return, TSG pays Starco Brands royalties based TSG’s unit sales of the products licensed by Starco Brands to TSG pursuant to the Licensing Agreement. All of the Company’s products are manufactured and sold by TSG pursuant to this Licensing Agreement. As such, we are reliant on the Licensing Agreement with TSG for a significant portion of our business. In addition, due to the close relationship of the Company and TSG, the deal terms that the Company has procured under this Licensing Agreement (relating to manufacturing and royalties the Company receives on product sales by TSG) are very favorable to the Company, and would be difficult to replicate with another third-party manufacturer. Further, if for some reason the Company wanted to switch to alternative provider manufacturing and selling of the Company’s products, the Licensing Agreement grants TSG an exclusive right to the products of the Company, and therefore the Company would be unable to change to another manufacturer without the consent of TSG or a breach by TSG of the terms of the Licensing Agreement. Under the terms of the Licensing Agreement, the agreement expires December 31, 2028, but may be terminated by either party immediately upon the material breach of the Licensing Agreement by the other party. If TSG were to assert a breach of the Licensing Agreement by the Company, and was successful in terminating the Licensing Agreement, it would have a material adverse effect on the Company and its operating results.

We rely on a single manufacturer for our products.

TSG manufacturers all of the Company’s products, including procuring raw materials and manufacturing, and does so at a very favorable rate to the Company, due to the Company’s close relationship with TSG. As a result, the Company is reliant to a significant degree on TSG for the production of the Company’s products, and would not easily be able to find a comparable third-party manufacturer for the Company’s products. The operations of The Starco Group can be subject to additional risks beyond our control, including shipping delays, labor disputes, trade restrictions, tariffs and embargos, or any other change in local conditions. TSG may experience a significant disruption in the supply or raw materials from current sources and, in the event of such a disruption, it may be unable to locate alternative materials suppliers of comparable quality at an acceptable price, or at all. We have occasionally received, and may in the future receive, shipments of products that fail to comply with our specifications or that fail to conform to our quality control standards. We have also received, and may in the future receive, products that are otherwise unacceptable to us or our customers. Under these circumstances, we may incur substantial expense to remedy the problems and may be required to obtain replacement products. If we fail to remedy any such problem in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if the unacceptability of our products is not discovered until after such products are purchased by our customers, our customers could lose confidence in our products or we could face a product recall. In such an event our brand reputation may be negatively impacted which could negatively impact our results of operations.

Our sales and gross margins may decline as a result of increasing product costs and decreasing selling prices.

Our business is subject to significant pressure on costs and pricing caused by many factors, including intense competition, constrained sourcing capacity and related inflationary pressure, pressure from consumers to reduce the prices we charge for our products, and changes in consumer demand. These factors may cause us to experience increased costs, reduce our prices to consumers or experience reduced sales in response to increased prices, any of which could cause our operating margin to decline if we are unable to offset these factors with reductions in operating costs and could have a material adverse effect on our financial conditions, operating results and cash flows.

In addition, the United States and the countries in which our products are produced or sold internationally have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty or tariff levels. Countries impose, modify and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards, and customs restrictions, could increase the cost or reduce the supply of products available to us or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition and results of operations.

Our operations are dependent on TSG’s network of warehouses and distribution centers, and the loss of, or disruption in, such a warehouse and distribution center and other factors affecting the distribution of our products could have a material adverse effect on our business and operations.

TSG manufactures the Company’s products and sells those products to a variety of distributors, retailers and end users at wholesale or retail amounts. As such, our warehouse, fulfillment and distribution functions are handled by TSG. Our current fulfillment/distribution operations are substantially dependent on the continued retention of these facilities. Any significant interruption in the operation of a warehouse and fulfillment/distribution center due to natural disasters, accidents, system issues or failures, or other unforeseen causes that materially impair our ability to access or use such a facility, could delay or impair the ability to distribute products and fulfill online orders, which could cause sales to decline.

Our margins may decline as a result of increasing freight costs.

Freight costs are impacted by changes in fuel prices through surcharges, among other factors. Fuel prices and surcharges affect freight costs both on inbound freight from suppliers to the distribution center as well as outbound freight from the distribution center to stores/shops, supplier returns and third-party liquidators, and shipments of product to customers. The cost of transporting our products for distribution and sale is also subject to fluctuation due in large part to the price of oil. Our products must be transported by third parties over large geographical distances and an increase in the price of oil can significantly increase costs. Manufacturing delays or unexpected transportation delays can also cause us to rely more heavily on airfreight to achieve timely delivery to our customers, which significantly increases freight costs. Increases in fuel prices, surcharges, and other potential factors may increase freight costs. Since the Company receives a royalty on all of its product sales based on the total unit sales of the product minus costs, one of which is freight costs, these fluctuations may increase our cost of products and have an adverse effect on our margins, results of operations and financial condition.

If we fail to adequately protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.

All of our product sales are from products bearing proprietary trademarks and brand names. In addition, we own or license patents and patent applications for certain products we sell. We rely on trademark, trade secret, patent and copyright laws to protect our intellectual property rights. There is a risk that we will not be able to obtain and perfect or maintain our own intellectual property rights or, where appropriate, license intellectual property rights necessary to support new product introductions. In addition, even if such rights are protected in the U.S., the laws of some other countries in which our products are or may be sold do not protect intellectual property rights to the same extent as the laws of the U.S. Our intellectual property rights could be invalidated, circumvented or challenged in the future, and we could incur significant costs in connection with legal actions relating to such rights. As patents expire, we could face increased competition or decreased royalties, either of which could negatively impact our operating results. If other parties infringe our intellectual property rights, they may dilute the value of our brands in the marketplace, which could diminish the value that consumers associate with our brands and harm our sales.

We may be subject to liability if we infringe upon the intellectual property rights of third parties.

We may be subject to liability if we infringe upon the intellectual property rights of third parties. If we were to be found liable for any such infringement, we could be required to pay substantial damages and could be subject to injunctions preventing further infringement. Such infringement claims could harm our brand image.

Our business involves the potential for product liability and other claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.

We face exposure to claims arising out of alleged defects in our products, including for property damage, bodily injury or other adverse effects. We do not currently maintain product liability insurance, which puts us at a greater risk of harm to our business operations should we receive a monetary judgment against us in relation to a product liability lawsuit. We intend on obtaining product liability insurance in the future. However, even with product liability insurance, we would not be covered against all types of claims, particularly claims other than those involving personal injury or property damage or claims that exceed the amount of insurance coverage. Further, we may not be able to maintain such insurance in sufficient amounts, on desirable terms, or at all, in the future. In addition to the risk of monetary judgments not covered by insurance, product liability claims could result in negative publicity that could harm our products' reputation and in certain cases require a product recall. Product recalls or product liability claims, and any subsequent remedial actions, could have a material adverse effect on our business, reputation, brand value, results of operations and financial condition.

Our failure to comply with trade and other regulations could lead to investigations or actions by government regulators and negative publicity.

The labeling, distribution, importation, marketing and sale of our products are subject to extensive regulation by various federal agencies, including the Federal Trade Commission, Consumer Product Safety Commission and state attorneys general in the U.S., as well as by various other federal, state, provincial, local and international regulatory authorities in the locations in which our products are distributed or sold. If we fail to comply with those regulations, we could become subject to significant penalties or claims or be required to recall products, which could negatively impact our results of operations and disrupt our ability to conduct our business, as well as damage our brand image with consumers. In addition, the adoption of new regulations or changes in the interpretation of existing regulations may result in significant unanticipated compliance costs or discontinuation of product sales and may impair the marketing of our products, resulting in significant loss of net revenues.

Our international operations are also subject to compliance with the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-bribery laws applicable to our operations. Although we have policies and procedures to address compliance with the FCPA and similar laws, there can be no assurance that all of our employees, agents and other partners will not take actions in violations of our policies. Any such violation could subject us to sanctions or other penalties that could negatively affect our reputation, business and operating results.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

Our future success largely depends upon the continued services of our executive officers and management team, especially our Chief Executive Officer, Ross Sklar. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

In addition, our continuing ability to attract and retain highly qualified personnel, especially employees with experience in branding and marketing, will also be critical to our success because we will need to hire and retain additional personnel as our business grows. There can be no assurance that we will be able to attract or retain highly qualified personnel. We face significant competition for skilled personnel in our industries. This competition may make it more difficult and expensive to attract, hire, and retain qualified managers and employees. Because of these factors, we may not be able to effectively manage or grow our business, which could adversely affect our financial condition or business. As a result, the value of your investment could be significantly reduced or completely lost.

If the technology-based systems that give our customers the ability to shop with us online do not function effectively, our operating results could be materially adversely affected.

A portion of our customers shop with us through our e-commerce website, which currently sells certain of our Breathe products only. While many of our products are sold in retail stores, increasingly, customers are using tablets and smart phones to shop online, and we do plan on increasing our product offerings on ecommerce websites in the future. . Any failure on our part to provide an attractive, effective, reliable, user-friendly e-commerce platform that offers a wide assortment of merchandise with rapid delivery options and that continually meet the changing expectations of online shoppers could place us at a competitive disadvantage, result in the loss of sales, harm our reputation with customers, and could have a material adverse impact on our business and results of operations.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information, and financial and other personally identifiable information of our customers and employees. The secure processing, maintenance, and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost, or stolen. Advanced attacks are multi-staged, unfold over time, and utilize a range of attack vectors with military-grade cyber weapons and proven techniques, such as spear phishing and social engineering, leaving organizations and users at high risk of being compromised. The vast majority of data breaches, whether conducted by a cyber attacker from inside or outside of the organization, involve the misappropriation of digital identities and user credentials. These credentials are used to gain legitimate access to sensitive systems and high-value personal and corporate data. Many large, well-known organizations have been subject to cyber-attacks that exploited the identity vector, demonstrating that even organizations with significant resources and security expertise have challenges securing their identities. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, a disruption of our operations, damage to our reputation, or a loss of confidence in our business, any of which could adversely affect our business, revenues, and competitive position.

Organizations face growing regulatory and compliance requirements.

New and evolving regulations and compliance standards for cyber security, data protection, privacy, and internal IT controls are often created in response to the tide of cyber-attacks and will increasingly impact organizations. Existing regulatory standards require that organizations implement internal controls for user access to applications and data. In addition, data breaches are driving a new wave of regulation with stricter enforcement and higher penalties. Regulatory and policy-driven obligations require expensive and time-consuming compliance measures. The fear of non-compliance, failed audits, and material findings has pushed organizations to spend more to ensure they are in compliance, often resulting in costly, one-off implementations to mitigate potential fines or reputational damage. Any substantial costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, could have a material adverse effect on our business and brand.

Our business is subject to seasonality.

Customer orders for sun care products, such as those in our Honu sunscreen product offerings, are highly seasonal, which has historically resulted in higher sun care sales to retailers during the late winter through mid-summer months. Accordingly, our sales, financial performance, working capital requirements and cash flow may experience volatility during these periods. Further, purchases of our sun care products can be significantly impacted by unfavorable weather conditions during the summer period, and as a result we may suffer decreases in net sales if conditions are not favorable for use of our products, which could in turn have a material adverse effect on our financial condition, results of operation and cash flows.

Acquisition opportunities may present themselves that in hindsight did not achieve the positive results anticipated by our management.

From time to time, acquisition opportunities may become available to the company. Those opportunities may involve the acquisition of specific assets, like intellectual property or inventory, or may involve the assumption of the business operations of another entity. Our goal with any future acquisition is that any acquisition should be able to contribute neutral to positive net income to the company after integration. To effect these acquisitions, we will likely be required to obtain lender financing or issue additional shares of stock in exchange for the shares of the target entity. If the performance of the acquired assets or entity does not produce positive results for the company, the terms of the acquisition, whether it is interest rate on debt, or additional dilution of stockholders, may prove detrimental to the financial results of the company, or the performance of your particular shares.

The novel coronavirus (COVID-19) pandemic may have an impact on our business, financial condition and results of operations.

The COVID-19 pandemic has rapidly escalated in the United States, creating significant uncertainty and economic disruption, and leading to record levels of unemployment nationally. Numerous state and local jurisdictions have imposed, and others in the future may impose, shelter-in-place orders, quarantines, shut-downs of non-essential businesses, and similar government orders and restrictions on their residents to control the spread of COVID-19. The extent to which COVID-19 ultimately impacts our business, financial condition and results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of the COVID-19 outbreak and the effectiveness of actions taken to contain the COVID-19 outbreak or treat its impact, among others. In addition to the COVID-19 disruptions possibility adversely impacting our business and financial results, they may also have the effect of heightening many of the other risks described here under “Risk Factors,” including risks relating to changes due to our limited operating history; our ability to generate sufficient revenue, to generate positive cash flow; our relationships with third parties, and many other factors. We will endeavor to minimize these impacts, but there can be no assurance that we will be successful in doing so.

Risks Related to the Securities in this Offering

Investment in our Common Stock is speculative.

The shares of our Common Stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the Common Stock. Before purchasing any of the shares of Common Stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Common Stock could decline and you may lose all or part of your investment.

There is no current liquid market for the shares of Common Stock. We may not continue to satisfy the requirements for quotation on the OTCQB or OTC markets and, even if we do, an active market for our Common Stock may not develop.

Our Common Stock is quoted on the OTCQB over-the-counter market operated by OTC Markets Group Inc. under the symbol “STCB”. Under Regulation A, shares of Common Stock that we sell to non-affiliates of the Company in this offering are freely tradeable and not restricted. Any securities purchased in this offering by affiliates of the Company are considered control securities. Nonetheless, even though our stock is quoted, that does not mean that there is or will be a liquid market for our Common Stock. If we fail to continue to meet the requirements for quotation on OTCQB, the shares may be quoted on other tiers of the over-the-counter market to the extent any demand exists. Whether or not we’re quoted on a market, or listed on an exchange, investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral, or be able to hold the stock in a traditional brokerage account. Without a liquid market for our Common Stock, it may be impossible for shareholders to be able to value their stock, reducing or eliminating the value of the stock as an incentive. Even if we continue to satisfy the requirements of the OTCQB, it is not a stock exchange. As a result, there may be significantly less trading volume and analyst coverage of, and significantly less investor interest in, our Common Stock than there would be if our shares were listed on a stock exchange, which may lead to lower trading prices for our Common Stock.

Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations, which may limit a shareholder’s ability to buy and sell our stock.

The Commission has adopted regulations that generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth exclusive of home in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Commission, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our Common Stock.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Nevada, regardless of convenience or cost to you, the investor.

In order to invest in this Offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Nevada for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.   Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this Offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this Offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Nevada, which governs the agreements, by a federal or state court in the State of Nevada. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the company under any of the agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the relevant jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this Offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this Offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: “Credit Cards and Investments – A Risky Combination”, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more

The following table presents the Company’s capitalization as of the date of this Offering Circular and compares the price that new investors are paying for their shares with the effective cash price paid by existing stockholders (which includes officers, directors, promoters or affiliated persons of the Company), assuming full conversion of preferred stock and full vesting and exercise of outstanding warrants, and based on the assumed offering price of $[_] per share, which is the upper-end of the price range set forth on the cover page of this Offering Circular. This method gives investors a better picture of what they will pay for their investment compared to the Company’s insiders. In the past year, none of the Company’s officers, directors, promoters or affiliated persons have acquired any shares of Common or Preferred Stock of the Company.

INCLUDING ALL ISSUED (NON-FORFEITED) OPTIONS AND SHARES:

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Common Stock	2010 - 2017	2,416,736		2,416,736		$1.195	(1)
	2018	156,673,353		156,673,353		$0.004	(2)
	2020	49,751		49,751		$2.010

Warrants	2017		666,660	666,660		$1.050	(3)

Total Common Share Equivalents		159,139,840	2,000,000	161,139,840		$0.036

Investors in this Offering, assuming $50 million raised		[_]	[_]	[_]	$	[_]

Totals after effect of this Offering		[_]	[_]	[_]	$	[_]

(1)	Weighted average price shown. Issued at effective cash prices ranging from $0.000 to $15.000. All amounts have been adjusted to account for the 2017 Reverse Split.
(2)	Weighted average price shown. Issued at effective cash prices ranging from $0.000 to $0.066. All amounts have been adjusted to account for the 2017 Reverse Split.
(3)	On April 3, 2018, the Board approved warrants, previously issued in 2017, to purchase 2,000,000 shares of Common Stock of the Company pursuant to the terms of a settlement and general release agreement with Carwash, LLC. The number of shares issuable pursuant to these warrants adjusts in the event of a stock split or reverse stock split. As a result of the Company subsequently effecting a 30:1 reverse stock split, the number of shares of Common Stock issuable upon exercise of these warrants is 666,660 shares at an exercise price of $1.05 per share.

In the event all the shares of Common Stock are not sold upon completion of this Offering, the following table details the range of possible outcomes from the offering assuming the sale of 100%, 75%, 50% and 25% of the available shares.

Funding Level	100%	75%	50%	25%
Offering Price	[_]	[_]	[_]	[_]
Pro forma net tangible book value per Common Share Equivalent before the offering	(0.18)	(0.18)	(0.18)	(0.18)
Pro forma as adjusted net tangible book value per Common share Equivalent after the offering	[_]	[_]	[_]	[_]
Dilution to investors participating in the offering	[_]	[_]	[_]	[_]
Dilution as a percentage of the offering price	[_]	[_]	[_]	[_]
Net tangible book value as of June 30, 2020	$(799,356)	$(799,356)	$(799,356)	$(799,356)
Net proceeds from this Offering	$40,000,000	$30,000,000	$20,000,000	$11,250,000
Estimated issuance cost	$(3,440,498)	$(2,661,901)	$(1,883,304)	$(1,104,707)
Pro forma as adjusted net tangible book value after the offering	$35,760,146	$26,538,743	$17,317,340	$9,345,937

Issued Common Share Equivalents	4,416,736	4,416,736	4,416,736	4,416,736
Number of shares to be sold in this Offering	[_]	[_]	[_]	[_]
Total pro forma as adjusted issued common share equivalents after the offering	[_]	[_]	[_]	[_]
Pro Forma as adjusted net tangible book value per common share equivalent after the offering	[_]	[_]	[_]	[_]

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a company could be diluted due to the Company issuing additional shares. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors most occurs when the Company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2019 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the Company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the Company but her stake is worth $200,000.

●	In June 2020 the Company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the Company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the Company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company and its shareholders are offering up to $50,000,000 in Common Stock on a “best efforts” basis at an assumed price of $[_] per share, which is the upper-end of the price range set forth on the cover page of this Offering Circular. Under Regulation A, only $50 million worth of the Company’s Common Stock may be offered during a rolling 12-month period. From time to time, we may seek to qualify additional shares.

The Company itself is offering a maximum of [_] shares of Common Stock to the public and certain of our shareholders are offering a maximum of [_] shares of Common Stock, in each case at an assumed price of price of $[_] per share, which is the upper-end of the price range set forth on the cover page of this Offering Circular, on a “best efforts” basis. There is no minimum offering amount that has been established for this Offering in order for the Company to close on subscriptions and begin accepting funds; however, the minimum investment for each investor is $1,500 or [_] shares, based on the assumed initial offering price of $[_] per share, which is the upper-end of the price range set forth on the cover page of this Offering Circular. Potential investors should be aware that there can be no assurance that any other funds will be invested in this Offering other than their own funds.

We plan to market the securities in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular and other materials on an online investment platform.

The Offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this Offering being qualified by the Commission, and (3) the date at which the Offering is earlier terminated by us at our sole discretion.

We and the selling shareholders are offering securities in all states.

The Company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the Commission and a member of FINRA, to perform the following administrative and technology related functions in connection with this Offering, but not for underwriting or placement agent services:

●	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer.
●	Review each investors subscription agreement to confirm such investors participation in the Offering and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation.
●	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor;
●	Not provide any investment advice nor any investment recommendations to any investor.
●	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).
●	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the Company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the Offering to support the Offering on all newly invested funds after the issuance of a No Objection Letter by FINRA. In addition, the Company has paid Dalmore a one-time advance set up fee of $5,000 to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore, such as, among other things, preparing the FINRA filing. Dalmore will refund any fee related to the advance to the extent it is not used, incurred or provided to the Company. In addition, the Company will pay a $20,000 consulting fee that will be due after FINRA issues a No Objection Letter and the Commission qualifies the Offering. The Company estimates that total fees due to pay Dalmore would be $525,000 for a fully subscribed Offering. These assumptions were used in estimating the expenses of this Offering.

Selling Securityholders

Certain shareholders of the Company intend to sell up to [_] shares of Common Stock in this Offering (representing $10,000,000 worth of Common Stock, and assuming an offering price of $[_] per share, which is the upper-end of the price range set forth on the cover page of this Offering Circular). Shareholders will only participate in the Offering after the Company has sold [_] shares and received gross proceeds of $10,000,000 in this Offering (based on the assumed offering price set forth on the cover page of this Offering Circular). Once the Company reaches this threshold, the selling shareholders will be allowed to sell the next [_] shares (based on the assumed price set forth on the cover page of the Offering Circular) until total gross proceeds of the Offering equal $11,111,111. After $11,111,111 in gross proceeds has been raised from the sale of the Common Stock in this Offering, 90% of the shares issued in subsequent closings to new investors will be newly issued shares by the Company, and 10% will be shares sold by the selling shareholders until total gross proceeds of $22,500,000 have been raised in the offering. Thereafter, 100% of the shares sold in subsequent closings to new investors will consist of shares sold by the selling shareholders on a pro-rata basis, until $2,500,000 worth of the Common Stock has been sold by the selling shareholders (or [_] shares based on the assumed offering price set forth on the cover page of this Offering Circular). Thereafter, 80% of the shares sold in subsequent closings to new investors will be newly issued shares sold by the Company, and 20% will be shares sold by the selling shareholders, until the offering terminates, or the maximum offering is reached. In total, the selling shareholders may sell up to [_] shares, or 20% of the maximum number of shares being offered in this Offering (calculated based on the assumed price set forth on the cover page of this Offering Circular).

Selling shareholders will participate on a pro rata basis, which means that at each closing in which selling shareholders are participating, a shareholder will be able to sell its “Pro Rata Portion” of the shares that the shareholder is offering (as defined and set forth in the table below) of the number of securities being issued to investors. For example, if after raising $12 million the company holds a closing for $1 million in gross proceeds, the company will issue shares and receive gross proceeds of $900,000 while each of the selling shareholders will receive their Pro Rata Portion of the remaining $100,000 in gross proceeds and will transfer their shares to investors in this Offering. Selling shareholders will not offer fractional shares and the shares represented by a shareholder’s Pro Rata Portion will be determined by rounding down to the nearest whole share.

After qualification of the Offering Statement, the selling shareholders will enter into an irrevocable power of attorney (“POA”) with the Company and George Stroesenreuther, CFO of TSG, as attorney-in-fact, in which they direct the Company and the attorney-in-fact to take the actions necessary in connection with the Offering and sale of their shares. A form of the POA is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Selling Shareholder	Shares owned prior to Offering	Shares offered by selling shareholder(1)	Shares owned after the Offering (1)	Shareholder's Pro Rata Portion (2)
Ross Sklar	93,716,226	-	-	78.17%
Sanford Lang	15,926,510	-	-	13.28%
Martin Goldrod	1,995,417	-	-	1.66%
Darin Brown	2,000,000	-	-	1.67%
David Dreyer	4,250,000	-	-	3.54%
Jim Leonardi	2,000,000	-	-	1.67%

TOTAL (3)	119,888,153	[_]	[_]	100.00%

(1) Based on an offering price of $[_] per share, which is the upper-end of the price range set forth on the cover page of this Offering Circular.

(2) “Pro Rata Portion” represents that portion that a shareholder may sell in the Offering expressed as a percentage where the numerator is the amount offered by the shareholder divided by the total number of shares offered by all selling shareholders.

(3) The total number of shares owned by the selling shareholders prior to this Offering represent 75% of the Company’s outstanding capital stock as of December 23, 2020. The total number of shares of Common Stock offered by the selling shareholders represents [_]% of the Company’s total issued and outstanding shares prior to this Offering (calculated based on the assumed price set forth on the cover page of this Offering Circular). The Company’s outstanding shares does not include up to 666,660 shares of Common Stock issuable pursuant to the conversion of outstanding warrants of the Company as of December 23, 2020.

Investors’ Tender of Funds

We and the selling shareholders will conduct multiple closings on investments (so not all investors will receive their shares on the same date). The funds tendered by potential investors will be held by our escrow agent, Prime Trust, LLC (the “Escrow Agent”) and will be transferred to us and the selling shareholders at each Closing. The form of escrow agreement can be found in Exhibit 8.1 to the Offering Statement of which this Offering Circular is a part. See “—Escrow Agent” below for a description of the Escrow Services Agreement.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Common Stock in this Offering, you should complete the following steps:

1.	Go to invest.starcobrands.com click on the “Invest Now” button
2.	Complete the online investment form.
3.	Deliver funds directly by check, wire, debit card, credit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt.
4.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor.
5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a subscription agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor. After Dalmore has completed its review of a subscription agreement for an investment in the Company, the funds may be released by the Escrow Agent.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment or credit card payment, provided the payment is approved, Dalmore will have up to three days to ensure all the documentation is complete. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, debit card, credit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the Company and the selling shareholders. Upon closing, funds tendered by investors will be made available to the Company for its use. The Company estimates that approximately 55% of the gross proceeds raised in this Offering will be paid via credit card. This assumption was used in estimating the payment processing fees included in the total offering expenses set forth in the “Use of Proceeds” section of this Offering Circular.

All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent. Subscriptions via credit card will be processed by Prime Trust. The Company estimates that processing fees for credit card subscriptions will be approximately 3.75% of total funds invested per transaction. The Company intends to pay these fees on behalf of investors. Investors should note that processing of checks and credit cards by financial institutions has been impacted by restrictions on businesses due to the coronavirus pandemic. Delays in the processing and closing of subscriptions paid by check may occur, and credit card processing fees may fluctuate.

The Company and the selling shareholders maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Offering is oversubscribed in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, there is no maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber.

Upon confirmation that an investor’s funds have cleared, the Company and the selling shareholders will instruct the Transfer Agent to issue shares to the investor, or transfer such shares, in the case of shares sold by the selling shareholders. The Transfer Agent will notify an investor when shares are ready to be issued or transferred and the Transfer Agent has set up an account for the investor.

Escrow Agent

Following qualification, the Company will enter into an Escrow Services Agreement with Prime Trust, LLC (the “Escrow Agent”). Investor funds will be held in an account by the Escrow Agent pending closing or termination of the Offering. While funds are held the escrow account and prior to a closing of the sale of shares in bona fide transactions that are fully paid and cleared, (i) the escrow account and escrowed funds will be held for the benefit of the investors, (ii) the neither the Company nor any selling security holder is entitled to any funds received into the escrow account, and (iii) no amounts deposited into the escrow account shall become the property of company, any selling shareholder or any other entity, or be subject to any debts, liens or encumbrances of any kind of the Company, any selling shareholder or any other entity. No interest shall be paid on balances in the escrow account.

The Escrow Agent has not investigated the desirability or advisability of investment in the shares nor approved, endorsed or passed upon the merits of purchasing the securities.

Transfer Agent

The Company has also engaged Computershare Inc., a Delaware corporation and a registered transfer agent with the Commission, who will serve as transfer agent to maintain shareholder information on a book-entry basis. There are no set up costs for this service, and fees for this service will be limited to secondary market activity.

Perks

To encourage participation in this Offering, the Company is providing perks for all investors in the Offering. The Company is of the opinion that these perks do not alter the sales price or cost basis of the securities in this Offering. Instead, the perks are intended as a “thank you” to investors that help the Company achieve its mission. However, it is recommended that investors consult a tax professional to fully understand any tax implications of receiving any perks before investing.

All investors in this Offering will receive a “care package” from Starco Brands containing the following products (in the following quantities):

•	Breathe Multi Purpose Cleaner (1)
•	Breathe Bathroom Cleaner (1)
•	Breathe Stainless Steel Cleaner (1)
•	Breathe Furniture Polish (1)
•	Breathe Hand Sanitizer, 5oz (1)
•	Breathe Hand Sanitizer, 1oz (1)
•	Winona Popcorn Spray (1)
•	Honu Sunscreen, 5oz (1)

The estimated retail value of the care package is $50.00.

Investors will earn the perk once they have fully completed their investment and once it has been accepted by the Company. The Company will mail the care package to the investor at the Company’s own expense at the address provided to the Company by the investor in its subscription documents.

The Company reserves the right to change the terms and conditions of Investor Perks at any time. The Company also reserves the right to adjust the products in the “care package” described above at any time without further notice.

Provisions of Note in Our Subscription Agreement

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws.  By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Forum Selection Provisions

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Nevada, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Nevada law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

USE OF PROCEEDS TO ISSUER

The maximum gross proceeds the Company may receive from the sale of Common Stock in this Offering is $40,000,000 from the sale of Common Stock.

Assuming a maximum raise of $40,000,000, the net proceeds to the issuer from this Offering will be approximately $37,060,000, after deducting the estimated offering expenses of approximately $2,940,000 consisting of marketing, legal, accounting, EDGARization, and other fees and expenses incurred in connection with this Offering.

Assuming a raise of $30,000,000 (representing 75% of the maximum offering amount), the net proceeds to the issuer from this Offering will be approximately $27,338,000 after deducting the estimated offering expenses of approximately $2,662,000 consisting of marketing, legal, accounting, EDGARization, and other fees and expenses incurred in connection with this Offering.

Assuming a raise of $20,000,000 (representing 50% of the maximum offering amount), the net proceeds to the issuer from this Offering will be approximately $18,117,000 after deducting the estimated offering expenses of approximately $1,883,000, consisting of marketing, legal, accounting, EDGARization, and other fees and expenses incurred in connection with this Offering.

Assuming a raise of $11,250,000 (representing 25% of the maximum offering amount), the net proceeds to the issuer from this Offering will be approximately $10,145,000, after deducting the estimated offering expenses of approximately $1,105,000 consisting of marketing, legal, accounting, EDGARization, and other fees and expenses incurred in connection with this Offering.

Please see the table below for a summary of our intended use of the proceeds from this Offering:

Use of Proceeds	Percentage of Offering Sold
	25%	50%	75%	100%
Sales & Marketing	$4,200,000	$6,600,000	$8,700,000	$12,900,000
Equipment & Tooling	$2,400,000	$4,800,000	$8,000,000	$8,000,000
Acquisitions	$0	$2,500,000	$5,500,000	$10,000,000
Product Development	$600,000	$1,000,000	$2,000,000	$2,000,000
General Corporate (1)	$2,945,000	$3,217,000	$3,138,000	$4,160,000
Offering Expenses	$1,105,000	$1,183,000	$2,662,000	$3,440,000

TOTAL	$11,250,000	$20,000,000	$30,000,000	$40,000,000

Because this Offering is a “best efforts” offering, we may close this Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

THE COMPANY’S BUSINESS

Overview

Starco Brands, Inc.’s mission is to create behavior-changing products and brands. Our core competency is inventing brands, marketing, building trends, pushing awareness and social marketing. Starco Brands generates revenues from product sales of its own in-house brands that it has created, as well as from providing marketing services to other companies. The Company’s ultimate goal is to become a leading brand owner and third-party marketer of cutting-edge technologies in the consumer marketplace.

Organizational History

Starco Brands, Inc. (formerly Insynergy Products, Inc.) was incorporated in the State of Nevada on January 26, 2010. The business of the Company initially was to engage in “Direct Response” marketing of consumer products - a type of marketing designed to elicit an instant response by encouraging prospects to take a specific action - with the goal of producing sales through television and/or retail. On July 12, 2017, the Company entered into a licensing agreement with The Starco Group (the “Licensing Agreement”), pursuant to which the Company licenses to The Starco Group the right to manufacture and sell certain of the Company’s products. In connection with the Company’s entry into the Licensing Agreement, the Company pivoted away from Direct Response marketing to pursue a new strategic marketing plan involving commercializing behavior-changing products manufactured by The Starco Group with the intent to sell them through brick and mortar retailers as well as through online retailers. On September 7, 2017 the Company filed an Amendment to its Articles of Incorporation to change its name to Starco Brands, Inc. in an effort to better align the Company’s name with its current and anticipated business operations.

Principal Products and Services

The Company generates revenues through the sale of its own products and through providing brand-building and marketing services for other companies’ products. The Company currently generates revenues approximately evenly from both its products and services offerings, but expects its product offerings to be the majority of the Company’s revenue in the future.

Products

Breathe™

The Company launched its first product line called Breathe™ in August 2017. Breathe is an environmentally-friendly line of household cleaning aerosol products. It is the world’s first aerosol household cleaning line to be approved by the EPA’s Safer Choice program. This product line, which includes a furniture polish, stainless steel polish, bathroom cleaner, and multi-purpose cleaner, is biodegradable and is propelled by nitrogen, which makes up approximately 80% of the earth’s breathable air. Breathe was named Partner of the Year by the EPA’s Safer Choice Program for 2018.

The Company also recently launched a new product under the Breathe product line in April 2020 – the Breathe Hand Sanitizer Spray. The product was created and patents were filed by Alim Enterprises, LLC (“Alim Enterprises”), an entity owned by Ross Sklar, the Chief Executive Officer of the Company. The product was developed as a result of supply chains collapsing during the COVID-19 outbreak and increased demand for hand sanitizers. The traditional packaging components used in manufacturing hand sanitizer became very difficult to procure. Due to the outbreak of coronavirus many traditional component supply chains became overly stressed and companies could not source enough bottles and caps for sanitizer products. Through Alim Enterprises, the concept of a spray hand sanitizer was invented. Alim Enterprises filed patents on the first ever aerosol spray hand sanitizer with 75% alcohol solution that utilizes only compressed air and nitrogen as the product’s propellant. Alim Enterprises and its intellectual property counsel believe the product is novel and warrants a utility patent. On June 4, 2020, Starco Brands, Inc. approved a Memorandum of Understanding by and between the Company, Alim Enterprises, and The Starco Group in connection with the development and licensing of the Breathe Hand Sanitizer Spray. Alim Enterprises, the owner of the patent pending for the nitrogen propelled aerosol hand sanitizer, will license the rights to the product to Starco Brands, who will manufacture and sell the product pursuant to its Licensing Agreement with TSG. In exchange, Alim Enterprises receives a license fee equal to six percent (6%) of the gross sales of the Breathe Hand Sanitizer Spray, minus unit returns of the products, discounts, allowances, freight, applicable taxes and other expenses, which will be part of the cost of goods sold for each unit of Breathe Hand Sanitizer Spray sold. The Company will the same royalty the Company receives pursuant to the Licensing Agreement on the sold units of the Breathe Hand Sanitizer Spray, and TSG will receive a 25% gross margin for manufacturing each unit sold. (The Memorandum of Understanding also contemplated sales of a Breathe Hand Sanitizer Gel, which is a planned product that has not yet been launched by the Company.)

Honu™

The Company launched its Honu™ , its first product line in personal care, in 2018. The Company’s sole product for sale under the Honu brand is Honu Spray Sunscreen, which was initially launched in 1,700 Walmart locations. Honu Spray Sunscreen is a reef friendly and family safe SPF 50 sunscreen with 80 minutes of water resistance that comes with a patented “spray wand” to spray hard-to-reach spots.  The spray wand is patented and owned by a third party that Starco Brands has an informal agreement with to utilize and sell the spray wand in its products, in exchange for a 50/50 split on all royalty revenue earned by products sold with the spray wand. Honu Spray Sunscreen won the 2019 Consumer Survey Product Innovation “Product of Year” award for skin care, which is the largest consumer voted award for product innovation, voted on by 40,000 consumers. The Company anticipates adding additional product offerings under the Honu brand Q3 2021.

Future Product Offerings of Starco Brands

Starco Brands plans to increase its aerosol-based product offerings in various categories in the future, including personal care, food, alcohol, and personal care products. Each of these products, once launched, will be manufactured and sold pursuant to the Licensing Agreement with TSG. As these brands and products are still in development, they are subject to change. There is no guarantee that the Company will launch these brands and/or products under the timelines stated above, or at all. Future product offerings that are currently in development are as follows:

Whipshots

The Company intends to launch a product line consisting of alcohol-infused, whipped-cream aerosols, under the brand name “Whipshots”. The Company has manufactured product samples as a proof-of-concept for this product line, and intends to launch these products under the Whipshots brand in Q1 2021.

Goldie Cakes

The Company intends to launch a product line consisting of aerosol-based, sprayable pancake batter, under the brand name “Goldie Cakes”. The Company has manufactured product samples as a proof-of-concept for this product line, and intends to launch these products under the Goldie Cakes brand in Q3 2021. The Company also intends on launching Goldie Cakes cupcakes after the pancake line has been commercialized.

Marketing Services

Starco Brands is the marketer of record for Sklar Holdings, Inc.’s DBA The Starco Group “Betterbilt Chemicals' & Kleen-Out’s Sulfuric Acid Drain Opener” product and Winona Pure Inc.’s “Pure Popcorn Butter Oil” popcorn spray. The Company provides marketing services to these companies for these specific products on an as-needed basis, pursuant to the terms of the Company’s marketing & sales license agreements with each of these companies (each, a “Marketing Agreement”).

Pursuant to the Marketing Agreements, Winona Pure Inc. and Sklar Holdings, Inc. engage the Company to market and sell certain of their products under their respective brand names (i.e. the “Betterbilt Chemicals' & Kleen-Out’s Sulfuric Acid Drain Opener” and the “Pure Popcorn Butter Oil” popcorn spray). In return, the Company receives a royalty of twenty five cents ($0.25) per unit sold.

The services Starco Brands provides in this capacity include graphic design, content development, social-media marketing, website design, labelling, and content creation for advertisements. Starco Brands utilizes both the skills of its executive officers, as well as its marketing, strategy, and media partners to provide these services to its clients. (See “Marketing & Sales” below for a description of these partners of the Company and the services they provide.)

Starco Brands has successfully assisted these companies get into Walmart, and each of these products are now available in all Walmart stores.  Through the Company’s relationship with its marketing partner, Deutsch, Inc., and with TSG, the Company launched a new label for the product’s packaging in June 2019 for Winona’s popcorn spray throughout all Walmart stores. The Company also launched Winona’s popcorn spray on Amazon through our strategic partner Pattern (formally iServe), which is a shareholder in Starco Brands, Inc.  Recently, the Company also secured distribution for Winona Popcorn Spray in all H-E-B Grocery Company stores, a supermarket chain based in San Antonio, Texas, with more than 340 stores throughout the U.S. state of Texas.

Market

In 2019, the global household cleaners market was valued at about $30 billion, according to market data published by Statista in an April 2020 publication titled “Household cleaners market value worldwide from 2017 to 2025”. According to this publication, the value of this specific market has been expanding in recent years and is projected to keep growing, reaching roughly 40 billion U.S. dollars by 2025. The global hand sanitizer market size valued at approximately 2.7 billion in 2019 and is expected to grow at a compound annual growth rate (CAGR) of 22.6% from 2020 to 2027, according to a Market Analysis Report published by Grand View Research in April 2020. The recent COVID-19 pandemic at the beginning of 2020 has spurred the market for hand sanitizer. In the United States alone, revenues in the Hand Sanitizer segment has amounted to approximately $400 million in 2020. The Company believes these figures represent ample opportunity for the Company’s Breathe product line to make sales and gain a greater share of this market.

According to a July 2020 report from ReportLinker titled "Global Sun Care Products Industry", the suncare market is poised to reach over US$12.6 Billion by the year 2025. The United States is also expected maintain a 5.6% growth momentum in the suncare market during this same period. The Company believes this data shows that there will be continued and increasing demand for suncare products, which the Company hopes to capitalize on with its Honu brand products.

The target demographic for Starco Brands’ products varies depending on the product and/or brand. For Breathe, the Company targets a demographic of primarily females, aged 20 to 60 that are environmentally conscious. For Honu, the Company targets both males and females, ages 18 and up, that engage in sporting, camping, and other outdoor activities.

Marketing & Sales

The Company markets its products in a number of ways. TSG sells to many retailers across the country, and our relationship with TSG provides us access to a large sales network and distribution footprint, granting us significant opportunity to capitalize on this network to generate product sales. Additionally, our media partner, Hearst Magazine Media, Inc., a division of Hearst Media Solutions, markets our products throughout their platforms, which include print, digital, social and more, providing significant reach for our marketing efforts. Deutsch L.A., Inc. (“Deutsch”), an internationally-recognized advertising agency with clients including Taco Bell, Dr. Pepper, Siemens, Reebok, and Nintendo, is a marketing partner of the Company, which assists us in creating effective marketing campaigns to successfully launch our products and the products of our client-companies. The Company also utilizes it strategic partner, Pattern Inc. (formerly iServe) (“Pattern”) for ecommerce intelligence, sales optimization, and marketplace management for both Starco Brands’ products and the products of our company-clients.

Agreement with Hearst Magazines Media, Inc.

 On April 24, 2020 and October 15, 2020, the Company and Hearst Magazine Media, Inc. (“Hearst”) entered into two License Agreements (the “License Agreements”). Hearst is one of the world's largest publishers of magazine media across all platforms, with more than 300 editions and 240 websites around the world, including more than 25 titles in the U.S.

Pursuant to these License Agreements, Hearst granted the Company a non-exclusive, non-transferable license to use certain logos, channels and trademarks owned by Hearst in connection with certain of the Company’s products. As part of the Licensing Agreements, Hearst agreed to work collaboratively with the Company to market the Company’s products subject to the Licensing Agreements across Hearst’s media channels. Hearst has agreed to use its best efforts to provide marketing services to the Company in connection with these products pursuant to the Licensing Agreements.

In return, the Company has agreed to pay Hearst Magazine a percentage of all sales of the products listed in the Licensing Agreements, with minimum guaranteed payments to Hearst Magazine made in each year of the contract, and minimum sales that the Company must achieve in each year that the contract is in effect. If the Company does not meet these sales quotas and does not pay these minimum guarantees to Hearst Magazine, Hearst Magazine has the right to terminate the contract.

The initial term of the Licensing Agreement executed April 24, 2020 expires December 31, 2022. The initial term of the Licensing Agreement executed October 15, 2020 expires on June 30, 2022. Each of the Licensing Agreements will automatically renew for two (2) years if the Company has performed all of its obligations under the agreement.

Customers

On the products side of our business, we consider our customers to be the retailers & wholesalers that sell our products. As of the date of this Offering Circular, Starco Brands’ products are currently available in Home Depot, Lowes, Wakefern, Wegmans, Macy, UNFI, KeHe, Walmart, Dollar General, Harris Teeter, and Smart & Final. For our marketing services, any company in the consumer-packaged goods industry is a potential client. As of the date of this Offering Circular, our clients include Sklar Holdings, Inc. and Winona Pure Inc., for which we act as a marketer of record for certain of these companies’ products.

Competition

The Company faces competition from large corporations that are dominant players in the product categories we operate in, as well as companies in the consumer-packaged goods industry as a whole, such as S.C. Johnson & Son, Johnson & Johnson, Reckitt Benckiser, and Edgewell. The Company also faces competition from other companies that specialize in marketing and branding of consumer-packaged goods’ products.

We believe our competitive strength lies in our cutting-edge, award winning, differentiating IP portfolio, which we are able to effectively leverage through our cutting-edge branding techniques geared towards our target demographics for our various product lines, which we believe the larger, more established consumer-packaged goods companies are not as effective at targeting and accessing. Additionally, due to our manufacturing relationship with TSG, our prices are extremely competitive, and our partners in media (Hearst Magazines), marketing (Deutsch), and strategy (Pattern) allow us to garner wide exposure at a very low cost, resulting in low overhead and allowing our profits to be reinvested into further strengthening our IP portfolio and branding efforts.

Competition faced by our specific products and services are outlined below.

BreatheTM – The Company faces competition from other companies marketing sustainable, environmentally-safe cleaning products, such as Seventh Generation and Mrs. Myers. These companies, however, do not make aerosol-based cleaning products as we do. As such, we consider companies that produce aerosol-based cleaners as our more direct competitors, such as S. C. Johnson & Son and Clorox.

HonuTM – The Company faces competition from other companies offering sunscreen for active lifestyles, such as including Sun Bum and Coppertone Sport, each of which also have aerosol-based sunscreen products.

Marketing Services

For our marketing services, we compete with other mid-market advertising and marketing agencies work in brand strategy, such as Rule29, GKV, and Acnhour. However, the Company is not aware of any other marketing agencies that can provide the sales services we can provide through our relationship with TSG, giving our client-companies access to the manufacturing capability and sales network of TSG that we have access to through the Licensing Agreement with TSG. We believe this makes the Company uniquely competitive against other companies offering similar marketing services that are limited to those services only, which is how the vast majority, if not all, other similar marketing agencies operate.

Seasonality

Customer orders for our sun care products are highly seasonal, which has historically resulted in higher sun care sales to retailers during the late winter through mid-summer months.

Manufacturers and Suppliers

The Starco Group (“TSG”) produces all of the Company’s products pursuant to the Licensing Agreement in place between the Company and TSG. TSG is predominantly an aerosol and liquid-fill private label manufacturer that manufactures products in DIY/hardware, paints, coatings and adhesives, household, hair care, disinfectants, automotive, motorcycle, arts & crafts, personal care cosmetics, personal care FDA, sun care, food, cooking oils, beverage and spirits.

The Company’s Chief Executive Officer is also the Chief Executive Officer,], and 100% owner of TSG. The Company’s Executive Vice President is also the Executive Vice President and a member of the board of directors of TSG. As such, TSG is a close affiliate of the Company.

The Company is able to obtain product manufacturing at a very favorable price point due to its close relationship with TSG. TSG owns infrastructure and cross-category manufacturing plants across the country. Under the Licensing Agreement, TSG is only allowed to earn a 25% gross margin on retail sales of the Company’s products (at wholesale prices). TSG pays the Company the difference between its costs and the wholesale price as a royalty. The Company receives this royalty revenue as sales are made. TSG owns and pays for all of its needed infrastructure.

Licensing Agreement with The Starco Group

With the exception of the Breathe Hand Sanitizer Spray (as described below), all of the Company’s products are manufactured and sold by TSG pursuant to the terms of the Licensing Agreement between the Company and TSG dated July 2, 2017. Pursuant to this agreement, TSG pays the Company a royalty based on TSG’s “Net Unit Sales” of the products sold by TSG pursuant to the Licensing Agreement – i.e. the gross invoiced unit sales of the product minus TSG’s unit returns of products, discounts, allowances, freight, applicable taxes and other expenses mutually agreed to between the Company and TSG from time to time. TSG earns a 25% gross margin on its cost of goods, and the delta between TSG’s cost, including the 25% margin and the Net Unit Sales, is the royalty paid to the Company. For example, TSG manufactures one of the Company’s products for $1.00, and adds its gross margin of 25%, which comes out to a selling price of $1.25. TSG then sells that product to a retailer, and the Net Unit Sales is $2.00, the difference is $0.75 and this is the royalty paid to the Company.

For more information on the Company’s relationship with TSG, see “Interest Of Management And Others In Certain Transactions”

Special Manufacturing Requirements for the Breathe Hand Sanitizer Spray

The Breathe Hand Sanitizer Spray is manufactured by BOV Solutions, a manufacturer that is under common ownership with TSG that is an at scale FDA, CFR210/211 manufacturer of aerosol and OTC products. The Breathe Hand Sanitizer Spray can only be made in an FDA facility that has at scale aerosol capabilities.

Source and Availability of Raw Materials

Although we own (or license, as applicable) the formulas for the Honu and Breathe product lines, TSG handles all raw material and component sourcing for the manufacturing of our products. TSG sources raw materials from some of the largest chemical manufacturers and distributors in the United States.

There may be fluctuations in the availability of certain of the materials TSG obtains due to high demand from our competitors. If TSG is unable to obtain these materials for any reason in the necessary quantities or at a reasonable price, we be unable to fulfill customer orders and our business could be materially harmed.

Distribution

All distribution of Starco Brand’s products is handled by TSG. TSG acts a vendor of record for the Company – it is authorized to offer and sell our products to retailers. This arrangement is beneficial to our Company, as TSG has established relationships and vendor numbers with retailers across the United States and the insurances that are required to sell at scale.

Pursuant to the Licensing Agreement, TSG earns a 25% gross margin. Once it sells the product to a retailer at a wholesale price, TSG pays the Company the difference between its costs and the wholesale price as a royalty. The Company derives royalty revenue and TSG owns and pays for all of its needed infrastructure.

Distribution information on our specific brand and product offerings is detailed below:

BreatheTM. The Breathe line is predominantly available in 300 to 400 stores serviced through Unified Natural Foods, a North American food wholesaler (“UNFI”) as well as in almost 500 Home Depots and all Lowes locations through Central Garden Excel (“Central”), one of the largest distributors to the DIY/hardware retail channel.  Central will be handling all of the Company’s distribution of the Breathe product line to Home Depot and Lowes. Breathe is also now available on Amazon. Breathe is currently being presented to a few other national retailers in the United States.

The BreatheTM. Hand Sanitizer is being sold in TSG’s existing distribution footprints in the United States. The Company launched the product on April 20, 2020 in partnership with Dollar General to be distributed in each of their 15,000 stores. The Company has also partnered with Wegmans, HLA and J Winkler. Subsequently, the Company began distributing the product to The Home Depot, Lowes, American Pharmacy, AutoZone, The Farm Shop, Harris Teeter, UNFI, Kehe, Macys, Smart & Final, Weeks and a few other retailers. The product comes in three sizes, 1oz., 5oz., and 9.5oz. sprays and is available directly on the Company’s website www.breathesanitizer.com and on Amazon and Walmart.com.

HonuTM. The Honu sunscreen spray was launched in 2018 in 1,700 Walmart stores. Distribution was held back after our initial launch of this product, as we have to add more products to Honu to build out a complete line for additional traction with retailers.

Employees

The Company currently has no full-time employees. The Company uses independent contractors from time to time on an as-needed basis.

Government Regulation

We are subject to labor and employment laws, laws governing advertising and promotions, privacy laws, safety regulations, consumer protection regulations and other laws that regulate and govern the promotion and sale of merchandise. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

Intellectual Property

The Company has been granted trademarks for both “Breathe” and “Honu” by the United States Patent and Trade Office, as well as two other trademarks related to the Breathe product line.

The Company also licenses certain intellectual property as described below.

•	The Company licenses the patent for the Honu “Spray Wand” used in its Honu sunscreen spray product from a third party, pursuant to an informal agreement with the patent holder pursuant to which Starco Brands was granted the right to utilize the spray wand in its products in exchange for 50% of the royalties received by Starco Brands generated from sales of those products.
•	The Company licenses the rights to the patent pending for the nitrogen propelled aerosol hand sanitizer from the inventor of the technology, Alim Enterprises, LLC, pursuant a Memorandum of Understanding by and between the Company, Alim Enterprises, LLC and The Starco Group, entered into in connection with the development and licensing of the Breathe Hand Sanitizer Spray.

Acquisition Opportunities

We do not have any current plans to acquire the assets or operation of other entities, but we believe that opportunities may become available. Should there be an opportunity to make an acquisition, our goal would be to ensure that the assets or operations to be acquired are a good fit, and the acquisition terms are in line with the benefits to the Company. Acquisitions would likely be in the form of cash and equity. The cash portion of any acquisition would likely come from obtaining financing from lenders or future equity financing rounds, neither of which have been identified. Such financing would require that the Company take on new expenses related to either the servicing of new debt or broker commission fees. Any equity used for an acquisition would come from issuing additional shares of the Company’s stock in exchange for the stock of the acquired entity. The issuance of stock would likely occur in a transaction that is not registered with the Securities and Exchange Commission and could result in the dilution of the investors in the Offering. Additionally, investor consent would not be sought if the Company had sufficient authorized shares available.

Litigation

On April 3, 2018, the Board approved warrants, previously issued in 2017, to purchase 2,000,000 shares of Common Stock of the Company pursuant to the terms of a settlement and general release agreement with Carwash, LLC. The number of shares issuable pursuant to these warrants adjusts in the event of a stock split or reverse stock split. As a result of the Company subsequently effecting a 30:1 reverse stock split, the number of shares of Common Stock issuable upon exercise of these warrants is 666,660 shares at an exercise price of $1.05 per share. The warrants expire on the date that is after 5 years after the date of issuance, which is April 3, 2018. These warrants are still outstanding as of the date of this Offering Circular.

THE COMPANY’S PROPERTY

Starco Brands’ principal offices are located at 250 26th Street, Suite 200, Santa Monica, California, 90402. Sklar Holdings, Inc., a company owned by Ross Sklar, our Chief Executive Officer, leases the offices at this location, and provides Starco Brands the right to use these offices without any rent obligation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Starco Brands, Inc. (formerly Insynergy Products, Inc.) was incorporated in the State of Nevada on January 26, 2010. Starco Brands, Inc.’s mission is to create behavior-changing products and brands. Our core competency is inventing brands, marketing, building trends, pushing awareness and social marketing. Starco Brands generates revenues from product sales of its own in-house brands that it has created, as well as from providing marketing services to other companies. The Company’s ultimate goal is to become a leading brand owner and third-party marketer of cutting-edge technologies in the consumer marketplace.

The initial business focus of Starco Brands (as Insynergy Products, Inc.) was to engage in “Direct Response” marketing of consumer products - a type of marketing designed to elicit an instant response by encouraging prospects to take a specific action - with the goal of producing sales through television and/or retail. On July 12, 2017, the Company entered into a licensing agreement with The Starco Group (the “Licensing Agreement”), pursuant to which the Company licenses to The Starco Group the right to manufacture and sell certain of the Company’s products. In connection with the Company’s entry into the Licensing Agreement, the Company pivoted away from Direct Response marketing to pursue a new strategic marketing plan involving commercializing behavior-changing products manufactured by The Starco Group with the intent to sell them through brick and mortar retailers as well as through online retailers. On September 7, 2017 the Company filed an Amendment to its Articles of Incorporation to change its name to Starco Brands, Inc. in an effort to better align the Company’s name with its current and anticipated business operations.

Results of Operations

Nine Months Ended September 30, 2020 compared Nine Months Ended September 30, 2019

The Company earns its revenues from royalties on product sales pursuant to the terms of its Licensing Agreement with TSG and its Marketing Agreements with various companies. Starco Brands earns a per-unit royalty rate pursuant its Marketing Agreement, which is a flat, and does not vary. The royalty rate which Starco Brands is paid pursuant to the Licensing Agreement varies on a per product basis, but is based on product sales of the Company’s products, as detailed in the “The Company’s Business” section of this Offering Circular.

Revenues

For the nine months ended September 30, 2020, the Company recorded royalty revenues of $1,120,072 compared to $228,783 for the nine months ended September 30, 2019, an increase of $891,289 or 389.6%. The royalty revenues of $1,120,072 for the nine months ended September 30, 2020 were generated from approximately $5.5 in gross revenues generated by Starco Brands and Starco Brands’ represented products. This increase is due to broad distribution of our new Breathe hand sanitizer (launched in April 2020) and continued growth from the Breathe household cleaning line and from the Winona Popcorn Spray products which generated significant sales.

Operating Expenses

For the nine months ended September 30, 2020 compensation expense to Sandy Lang, Marty Goldrod and Rachel Boulds, the only people compensated in the Company, decreased $229, or 0.2% to $138,836 compared to $138,607 for the nine months ended September 30, 2019. These fees were paid as compensation for Sandy Lang and Marty Goldrod’s services as directors of the Company, and for Rachel Boulds’ services as CFO of the Company. There are no formal, written compensation arrangements between the Company and these individuals for their services.

For the nine months ended September 30, 2020, the Company incurred $63,956 in professional fees compared to $37,354 in the prior period, an increase of $26,602, or 71.2%. Professional fees consisted mainly of accounting, auditing and legal services associated with our quarterly filings as a public company and advisory and valuation services, as well as in connection with this Offering. The increase is primarily due to an increase in legal fees incurred in connection with this Offering.

For the nine months ended September 30, 2020, the Company incurred $328,833 in marketing, general and administrative expense as compared to $157,284 for the nine months ended September 30, 2019, an increase of $171,549, or 109.1%.  The increase can be attributed to an increase of spending on marketing for its products and services, which included engaging for marketing services “The Woo”, a Los Angeles-based full-service ad agency, which resulted in expenses of $150,000. David Dryer, the EVP of Marketing of our Company, is a Managing Director at The Woo.

Other income and expense

For the nine months ended September 30, 2020, we had total other expense of $5,027 compared to total other income of $11,296 for the nine months ended September 30, 2019. For the nine months ended September 30, 2020, we had other income from sub leasing our office space of $15,750, interest expense of $24,077 and a gain on forgiveness of debt of $3,300. For the nine months ended September 30, 2019, we had other income of $15,750, interest expense of $23,888 and a gain on forgiveness of debt of $19,434.

Net loss

For the nine months ended September 30, 2020, the Company recorded net income of $583,420 as compared to a net loss of $93,166 in the prior year. Our increase from a net loss to net income is primarily attributable to our increase in royalty revenue from our new Breathe hand sanitizer product, launched in April 2020, as well as increases in sales of our other Breathe products and the Winona & Kleenout-brand products.

Year ended December 31, 2019 compared to year ended December 31, 2018

Revenues

For the year ended December 31, 2019 the Company recorded royalty revenues of $240,287 compared to $126,162 for the year ended December 31, 2018, an increase of $114,125 or 90.4%. This reflects approximately $1,802,000 of wholesale sales of our branded and non-corporate owned licensed products. The increase in 2019 was due to an increase of distribution points, as well as an increase in sales turnover on shelves and online.

Operating Expenses

Operating expenses of the Company generally include items such as Board Member compensation, administrative costs, insurance, legal and other professional fees, compliance and website maintenance.

For the year ended December 31, 2019, compensation expense decreased $37,391, or 17% to $185,325 compared to $220,716 for the year ended December 31, 2018. The decrease is due to lower compensation expense in 2019, which was paid only to Sandy Lang and Martin Goldrod in their capacities as Directors of the Company. In addition, on February 26, 2018, the Board of Directors also approved the issuance of an aggregate of 117,282,442 shares of Common Stock to our directors and officers in consideration for services valued at $31,666. The Company relied on an exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act.

For the year ended December 31, 2019, the Company incurred $45,375 in professional fees compared to $103,842 in the prior year, a decrease of $58,467, or 56%. Professional fees are mainly accounting, auditing and legal services associated with our quarterly filings as a public company and advisory and valuation services. The decrease was primarily due to a decrease in legal fees, which were much higher in 2018 due to a number of dealings the Company had which required corporate legal work, such as drafting stock-for-services agreements with service providers to the Company (i.e. Pattern, Deustch, etc.) and a settlement agreement with a third-party to avoid further litigation (Carwash, LLC).

For the year ended December 31, 2019, the Company incurred $159,365 in general and administrative expense as compared to $250,586 for the prior year, a decrease of $91,221, or 36.4%. The decrease can be attributed to decreased spending on marketing and public relations as well as an attempt to decrease other smaller administrative expenses to conserve available cash.

Other income and expense

For the year ended December 31, 2019 we had total other income of $7,814 compared to $38,697 for the year ended December 31, 2018. For the year ended December 31, 2019, the Company recorded other income from subleasing its office space of $21,000 and a gain on extinguishment of debt of $19,434. This was offset by interest expense of $32,620, which was primarily related to the Company’s outstanding loans with Sandy Lang and Ross Sklar. For the year ended December 31, 2018, the Company recorded interest income of $47 and other income from sub leasing its office space of $16,500 and a gain on extinguishment of debt of $54,122. This was offset by interest expense of $31,972.

Net loss

For the year ended December 31, 2019, the Company recorded a net loss of $139,964 as compared to a net loss of $441,951 in the prior year, a decrease of $301,987 or 68.3%. The decrease in net loss was the result of the combination of increased revenue and decreased operating expenses.

Liquidity and Capital Resources

At September 30, 2020, the Company had cash on hand of $560,752. The Company has an accumulated deficit of $16,096,886 at September 30, 2020, due to providing stock for services when the Company reorganized in 2017, and had net income of $583,420 and net cash provided by operating activities of $427,490 for the nine months ended September 30, 2020.

Net cash from financing activities was $128,508 for the nine months ended September 30, 2020, due to a $100,000 loan from Ross Sklar, our CEO and a net $60,837 from other related party cash advances from TSG and Sklar Holdings, Inc. (owned by Ross Sklar, our CEO) to pay for general operating expenses, compared to $65,787 provided by financing activities the nine months ended September 30, 2019.

Indebtedness

We have an outstanding loan of $289,821 payable to Sandy Lang, a member of our board of directors, that requires monthly interest payments of $2,545. The loan was used to pay the monthly compensation of Sandy Lang and Marty Goldrod and some administrative costs. This loan was not made pursuant to a formal, written agreement.

On January 24, 2020, the Company executed a promissory note for $100,000 with Ross Sklar, our CEO. The note bears interest at 4% per annum, compounded monthly, is unsecured and matures in two years. As of September 30, 2020, there is $1,602 of accrued interest due on this note.

Critical Accounting Estimates and Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Note 2 to the Financial Statements describes the significant accounting policies and methods used in the preparation of the Financial Statements. Estimates are used for, but not limited to, contingencies and taxes.  Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the Financial Statements.

We are subject to various loss contingencies arising in the ordinary course of business.  We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss in determining loss contingencies.  An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated.  We regularly evaluate current information available to us to determine whether such accruals should be adjusted.

We recognize deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities.  The deferred tax assets and liabilities represent the expected future tax return consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled.  Future tax benefits have been fully offset by a 100% valuation allowance as management is unable to determine that it is more likely than not that this deferred tax asset will be realized.

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied.

The Company earns its revenue from the licensing agreements it has with The Starco Group, ("TSG") a related party. The Company licenses the right for TSG to manufacture and sell certain Starco Brands products. The amount of the licensing revenue received varies depending upon the product and is determined beforehand in each agreement. The Company recognized its revenue only when it receives a report of sales made by TSG to a third party.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Trend Information

Due to the COVID-19 pandemic, the Company has seen increased demand for the cleaning and sanitizing products that it produces, which has driven sales of these products (in particular, the Breathe hand sanitizer spray). The Company expects this increased demand will likely sustain in the near term as the COVID-19 pandemic persists. While demand for the supplies to make these products may cause the price to produce them to increase, thus decreasing our profit margins, the Company expects that any such increase in costs will continue to be offset to a greater degree by the positive effects of the increased demand for these products.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office (Date of Appointment)	Approximate hours per week for part-time individuals
Executive Officers:
Ross Sklar (1)	Chief Executive Officer	45	August 9, 2017	N/A
Darin Brown (2)	Executive Vice President	44	July 31, 2020	N/A
David Dreyer	Executive Vice President of Marketing	48	June 4, 2020	10
Rachel Boulds	Chief Financial Officer	51	March 6, 2015	2.5
Directors:
Ross Sklar	Director, Chairman of the Board	45	August 13, 2015 until next annual meeting	N/A
Sanford Lang	Director	75	January 26, 2010 until next annual meeting	N/A
Martin Goldrod	Director	76	January 26, 2010 until next annual meeting	N/A
Darin Brown	Director	44	June 4, 2020 until next annual meeting.	N/A

(1)	Mr. Sklar was elected as a director of the Company pursuant to the terms of a letter of intent dated August 13, 2015 entered into between the Company between Ross Sklar by which the Company was to acquire certain licenses from Mr. Sklar to a series of products. Pursuant to this agreement, the Company agreed to appoint Mr. Sklar as a member of its Board of Directors. A copy of this agreement is filed as Exhibit 6.4 to this Offering Circular (incorporated by reference to Exhibit 10.2 of the Company’s 10-Q for the quarterly period ended June 30, 2015 filed on August 14, 2015.)
(2)	Mr. Brown filed for Bankruptcy under Chapter 13 on May 25, 2019. An order of discharge was entered on June 4, 2020 in relation to this matter.

Ross Sklar, Chief Executive Officer, Director

Ross Sklar was appointed to fill a vacancy on our Board on August 13, 2015. For over 15 years Mr. Sklar has developed technology in industrial and consumer markets. Mr. Sklar is the founder and The Starco Group, located in Los Angeles, California, where he has served as Chief Executive Officer since February 2015. The Starco Group is a diversified aerosol and liquid fill producer of private label and branded industrial and consumer products that manufactures for almost every consumer category. On August 9, 2017 Mr. Sklar was appointed President and Chief Executive Officer of Starco Brands. He holds a Bachelor’s degree in Political Science from the University of Manitoba.

Darin Brown, Executive Vice President, Director

Darin jointed the Company as a Director in June 2020, and was appointed as its Executive Vice President in July 2020. Darin has over 20 years of experience in chemical operations and consumer package goods distribution experience. He also currently serves as Executive Vice President of Operations for The Starco Group, which is a position he has held since February 2012. Darin has exceptional leadership experience, having overseen teams of over 200 people during his time at The Starco Group.

David Dreyer, Executive Vice President of Marketing

With over 20 years of marketing experience with marquee brands such as Apple, Pepsi, Ford, DIRECTV, Pizza Hut, Sara Lee, Pennzoil and the GRAMMYs, among others, David has a deep understanding of brands and the companies that produce them. David worked at Deutsch LA from 2010 to 2014 and TBWA\Media Arts Lab from 2014 – 2016, where he was responsible for globally managing Apple. Dave joined Starco Brands in 2016 as an EVP of Marketing prior to being appointed as an officer of Company in June 2020. In his spare time, Dave is a professor of advertising at USC’s Annenberg School for Communication and Journalism. He holds a master’s degree in Integrated Marketing from Northwestern University and an undergraduate degree from UC San Diego.

Rachel Boulds, Chief Financial Officer

Rachel Boulds was appointed as Chief Financial Officer of the Company on March 6, 2015.  She has been a Certified Public Accountant since September 2005.  Since July 2009 to the present she has been the independent owner-operator of a Utah Professional Limited Liability Company that provides accounting services to companies.  Her firm provides contract Chief Financial Officer, controllership, financial reporting, audit consulting, bookkeeping, and business operation consulting services to various public and private companies.  Typical services include preparation of period-end financial statements, footnotes and Management Discussion and Analysis in conformity with US GAAP and Commission reporting rules, as well as consultation on complex accounting matters and working closely with client staff, auditors and legal counsel to prepare, review and file periodic public financial information, including Forms 10-K and 10-Q.

Sanford Lang, Director

Sanford Lang was a co-founder of Insynergy Products, Inc., now Starco Brands, and served as its Chief Executive Officer from January 2010 when the Company was incorporated, to August 9, 2017; and as Chairman of its Board of Directors from January 2010 to June 4, 2020.  From January 2007 to October 2009, Mr. Lang was President of Xstatic Corporation, a company involved in the development, marketing and sale of retail products designed to improve strength, balance and flexibility.  Mr. Lang was responsible for planning and implementation of all marketing for products, including the scripting and shooting of video campaigns for the Products. Mr. Lang also has approximately 30 years’ experience as an executive in the movie industry.

Martin Goldrod, Director

Martin Goldrod is a co-founder of Insynergy Products, Inc., now Starco Brands, and served as its President and Chief Operating Officer, as well as on the Board of Directors, from January 2010 when the Company was incorporated, until late 2017 (thereafter, Mr. Goldrod continued to serve only as a director of the Company). From January 2010 until March 2015 he served as the Company’s Chief Financial Officer. From January 2007 to October 2009, Mr. Goldrod was Vice President of Xstatic Corporation, a company involved in the development, marketing and sale of retail products designed to improve strength, balance and flexibility.  Mr. Goldrod was responsible for accounting and budgeting for Xstatic Corporation.  Mr. Goldrod has an Associate of Arts degree from City College of San Francisco along with a certificate in Financial Planning from UCLA Extension.  For approximately 30 years Mr. Goldrod was an executive in the music industry.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2019, our officers and directors were compensated as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Ross Sklar	Chief Executive Officer, Director	0	0	0
Darin Brown	Executive Vice President	0	0	0
David Dreyer	Executive Vice President of Marketing, Director	0	0	0
Sanford Lang (1)	Former CEO, Director	65,600	0	65,600
Martin Goldrod (2)	Former Chief Operating Officer, Director	20,250	0	20,250
Rachel Boulds (3)	Chief Financial Officer	9,000	0	9,000

(1)	Sanford Lang received this compensation for his services as a director of the Company. Mr. Lang is not compensated pursuant to any formal agreement with the Company, and therefore the Company has no legal, binding obligation to continue paying Mr. Lang’s salary. Nonetheless, the Company intends to continue to pay Mr. Lang $65,600 per year (or near this amount) for the foreseeable future.
(2)	Martin Goldrod received this compensation for his services as a director of the Company. Mr. Goldrod is not compensated pursuant to any formal agreement with the Company, and therefore the Company has no legal, binding obligation to continue paying Mr. Goldrod’s salary. Nonetheless, the Company intends to continue to pay Mr. Lang $20,250 per year (or near this amount) for the foreseeable future.
(3)	Rachel Boulds received this compensation for his services as CFO of the Company. Ms. Boulds is not compensated pursuant to any formal agreement with the Company, and therefore the Company has no legal, binding obligation to continue paying Ms. Boulds’ salary. Nonetheless, the Company intends to continue to pay Ms. Boulds $9,000 per year (or near this amount) for the foreseeable future.

In the future, the Company intends to pay its officers, directors and other employees, which will impact the Company’s financial condition and results of operations, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company may choose to establish an equity compensation plan for its management and other employees in the future.

For the fiscal year ended December 31, 2019, we paid our 4 directors as a group $85,850.

Other than set forth above, there are no future compensation plans or arrangements for officers and directors of the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of December 23, 2020 the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (1)
Common Stock	Ross Sklar	93,716,226	0	58.89%
Common Stock	Darin Brown	2,000,000	0	1.26%
Common Stock	David Dreyer	4,250,000	0	2.67%
Common Stock	Sanford Lang (2)	15,926,510	0	10.01%
Common Stock	Martin Goldrod	1,995,417	0	1.25%
Common Stock	Rachel Boulds	100,833	0	0.06%

(1)	Based on 159,140,665 shares of Common Stock outstanding as of December 23, 2020.
(2)	Represents 15,906,842 shares held by Mr. Lang in his personal name, and 19,668 shares held jointly by Mr. Lang and his spouse.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As described in the “Business” section of this Offering Circular, on July 12, 2017, the Company entered into the Licensing Agreement with TSG. TSG is an affiliate of the Company. Ross Sklar, the Chief Executive Officer and a Director of our Company, is the Chief Executive Officer, and 100% owner of TSG. Darin Brown, an Executive Vice President and a Director of our Company, is a Director of TSG. See “Business – Manufacturers and Suppliers -- Licensing Agreement”. The Company earns the majority of its revenues from royalties on product sales pursuant to the terms of its Licensing Agreement with TSG.

During the year ended December 31, 2017, Sanford Lang, the Company’s former Chairman and former CEO, advanced the Company $289,821 to pay for general operating expenses, as well as Mr. Lang’s and Martin Goldrod’s personal compensation. The advances are uncollateralized, were not made pursuant to any formal, written agreement, require a monthly interest payment of $2,545 (representing approximately 0.85% of the loan principal) and are due on demand. As of the September 30, 2020, the total principal and interest on this loan outstanding was $289,821, as only interest payments are being made on the loan principal. This loan is still outstanding as of the date of this Offering Circular.

On February 26, 2018, the Board approved the issuance of 117,282,442 shares of Common Stock to its officers and directors for services rendered at a price per share of $0.00027 for total non-cash expense of $31,666.

Ross Sklar is the owner of Winona Pure Inc., and Sklar Holdings, Inc (which owns the brands Betterbilt Chemicals and Kleen-Out). The Company is party to a Marketing Agreement dated April 1, 2018 pursuant to which the Company is the marketer of record for Winona Pure Inc.’s “Pure Popcorn Butter Oil” popcorn spray product, and is party to another Marketing Agreement dated April 1, 2018, pursuant to which the Company is the marketer of record for “Betterbilt Chemicals Kleen-Out Sulfuric Acid Drain Opener” products.

As of September 30, 2020, the Company owed The Starco Group $72,843 for expenses incurred on behalf of the Company by TSG in connection with the Licensing Agreement. Once royalties payable to the Company under the Licensing Agreement exceed $250,000 in the aggregate, TSG will deduct the incurred expenses from the subsequent royalty payments until TSG is paid in full. In addition, the Company owes TSG an additional $$47,129for expenses paid on behalf of the Company or funds advanced to the Company to pay for other operating expenses of the Company, which is also still outstanding as of the date of this Offering Circular. These funds will also be repaid by TSG deducting incurred expenses from subsequent royalty payments, as described above.

As of September 30, 2020, the Company owes two of its board members, Sanford Lang and Martin Goldrod, $239 and $637, respectively, for cash advances to the Company and accrued compensation of $10,350 and $41,600, respectively. The cash advances by, and compensation arrangements with each of Sandford Lang and Martin Goldrod are governed by verbal arrangements with these individuals.

As of September 30, 2020, the Company also had total accrued compensation due to its CFO, Rachel Boulds, of $46,050

On June 4, 2020, the Company’s Board approved a Memorandum of Understanding (the “MOU”) by and between the Company, Alim Enterprises and The Starco Group in connection with the development and licensing of the Breathe Hand Sanitizer Spray. Alim Enterprises is a company owned by Ross Sklar. Alim Enterprises owns the patent pending for the nitrogen propelled aerosol hand sanitizer and will receive a six percent license fee of the gross sales, minus freight, taxes and fees. The Company will receive a royalty on the sold units of the Breathe Hand Sanitizer Spray and Gel. The transaction will fall under the terms of the Licensing Agreement between the Company and TSG.

On January 24, 2020, the Company executed a promissory note for $100,000 with Ross Sklar. The note bears interest at 4% per annum, compounded monthly, is unsecured and matures on January 24, 2022. As of September 30, 2020, there was $1,602 of accrued interest due on this note.

The Company is currently receiving marketing services from The Woo, a Los Angeles-based full-service ad agency. David Dryer, the EVP of Marketing of our Company, is a Managing Director at The Woo. During the nine months ended September 30, 2020, the Company incurred $150,000 of marketing expense for services provided by The Woo. There is no formal agreement between the Company and The Woo for the services being provided to the Company by The Woo.

During the nine months ended September 30, 2020 and 2019, the Company recognized revenue of $1,120,072 and $228,783, respectively, from [TSG]. The majority of the Company’s revenue is derived from TSG  There is a $273,567 receivable from TSG as of September 30, 2020.

SECURITIES BEING OFFERED

General

The Company and the selling shareholders are offering shares of its Common Stock, par value $0.001 (the “Common Stock”) in this Offering. The Company is qualifying up to [_] shares of Common Stock in this Offering (based on the assumed offering price per share set forth on the cover page of this Offering Circular).

The authorized capital stock of the Company consists of Common Stock, par value $0.001 per share, and preferred stock, par value $0.001 per share (the “Preferred Stock”). The total number of authorized shares of Common Stock of Starco Brands is 300,000,000 and the total number of authorized shares of Preferred Stock is 40,000,000.

As of December 23, 2020 there were 159,140,665 shares of the Company’s Common Stock outstanding and 176 shareholders of record.

Our Common Stock is listed to trade on the OTC Markets Group OTCQB tier under the symbol “STCB.”  Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-downs or commissions, and may not necessarily represent actual transactions.   Under Regulation A, shares of Common Stock that we sell to non-affiliates of the Company in this offering are freely tradeable and not restricted. Any securities purchased in this offering by affiliates of the Company are considered control securities.

Our shares are subject to Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule.  The rule defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. These rules may restrict the ability of broker-dealers to trade or maintain a market in our Common Stock and may affect the ability of shareholders to sell their shares.  Broker-dealers who sell penny stocks to persons other than established customers and accredited investors must make a special suitability determination for the purchase of the security. Accredited investors, in general, include individuals with assets in excess of $1,000,000 (not including their personal residence) or annual income exceeding $200,000 or $300,000 together with their spouse, and certain institutional investors. The rules require the broker-dealer to receive the purchaser’s written consent to the transaction prior to the purchase and require the broker-dealer to deliver a risk disclosure document relating to the penny stock prior to the first transaction. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security.  Finally, monthly statements must be sent to customers disclosing recent price information for the penny stocks.

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Company’s Articles of Incorporation, as amended, and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Starco Brands’ capital stock, you should refer to the Articles of Incorporation, as amended, and bylaws of the Company and to the applicable provisions of Nevada law.

Common Stock

Each holder of our Common Stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company. The Common Stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

On December 14, 2017, the Board approved a 1-for-30 reverse stock split of the Company’s outstanding Common Stock (the “2017 Reverse Split”). The 2017 Reverse Split was approved by FINRA and became effective on February 20, 2018.  As a result of the 2017 Reverse Split, 72,527,068 outstanding shares of common stock were reversed to 2,417,569 shares on that date.

Preferred Stock

The rights of the shares of the Preferred Stock are identical to the rights of the Common Stock.

Warrants

On April 3, 2018, the Board approved warrants, previously issued in 2017, to purchase 2,000,000 shares of Common Stock pursuant to the terms of the settlement and general release agreement with Carwash, LLC.

On December 14, 2017, the Company approved a 1-for-30 reverse stock split of the Company’s outstanding Common Stock pursuant to the 2017 Reverse Split. The 2017 Reverse Split was approved by FINRA and became effective on February 20, 2018. As a result, the number of shares of Common Stock issuable upon exercise of these warrants is 666,660 shares at an exercise price of $1.05 per share. These warrants are still outstanding as of the date of this Offering Circular.

FINANCIAL STATEMENTS

STARCO BRANDS, INC. CONDENSED BALANCE SHEETS (Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash	$560,752	$4,754
Accounts receivable, related party	273,567	14,496
Prepaid and other assets	73,167	38,661
Total Current Assets	907,486	57,911

Right of use lease asset, operating, net	54,777	85,077
Deposit	3,500	3,500
Total Assets	$965,763	$146,488

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$165,550	$188,036
Other payables and accruals	297,511	284,883
Accrued interest – related party	1,602	-
Accrued compensation	98,000	83,900
Lease obligation	44,389	40,806
Loans payable – related party	572,699	411,862
Notes payable	-	35,629
Total Current Liabilities	1,179,751	1,045,116
Lease obligation – noncurrent portion	11,752	45,632
Total Liabilities	1,191,503	1,090,748

Stockholders' Deficit:
Preferred Stock, par value $0.001 40,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 300,000,000 shares authorized, 159,140,665 and 159,090,914 shares issued and outstanding, respectively	159,141	159,091
Additional paid in capital	15,712,005	15,576,955
Accumulated deficit	(16,096,886)	(16,680,306)
Total Stockholders' Deficit	(225,740)	(944,260)
Total Liabilities and Stockholders' Deficit	$965,763	$146,488

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-1

STARCO BRANDS, INC. CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues, net, related party	$767,808	$50,034	$1,120,072	$228,783

Operating Expenses:
Compensation expense	47,113	45,657	138,836	138,607
Professional fees	34,677	6,911	63,956	37,354
General and administrative	222,334	56,130	328,833	157,284
Total operating expenses	304,124	108,698	531,625	333,245

Gain (loss) from operations	463,684	(58,664)	588,447	(104,462)

Other Income (Expense):
Interest expense	(8,768)	(8,054)	(24,077)	(23,888)
Gain on forgiveness of debt	-	-	3,300	19,434
Other income	7,000	5,250	15,750	15,750
Total other expense	(1,768)	(2,804)	(5,027)	11,296

Income (loss) before provision for income taxes	461,916	(61,468)	583,420	(93,166)
Provision for income taxes	-	-	-	-

Net Income (Loss)	$461,916	$(61,468)	$583,420	$(93,166)

Income (Loss) per share, basic and diluted	$0.00	$0.00	$0.00	$(0.00)
Weighted average shares outstanding, basic and diluted	159,128,227	159,090,914	159,103,442	159,090,914

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-2

STARCO BRANDS, INC. CONDENSED STATEMENTS OF STOCKHOLDERS’ DEFICIT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (Unaudited)

			Additional
	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2019	159,090,914	$159,091	$15,576,955	$(16,680,306)	$(944,260)
Contributed services	-	-	11,700	-	11,700
Net loss	-	-	-	(34,105)	(34,105)
Balance, March 31, 2020	159,090,914	159,091	15,588,655	(16,714,411)	(966,665)
Contributed services	-	-	11,700	-	11,700
Net income	-	-	-	155,609	155,609
Balance, June 30, 2020	159,090,914	159,091	15,600,355	(16,558,802)	(799,356)
Common stock issued for services	49,751	50	99,950	-	100,000
Contributed services	-	-	11,700	-	11,700
Net income	-	-	-	461,916	461,916
Balance, September 30, 2020	159,140,665	$159,141	$15,712,005	$(16,096,886)	$(225,740)

F-3

			Additional
	Common Stock		Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2018	159,090,914	$159,091	$15,530,155	$(16,540,342)	$(851,096)
Contributed services	-	-	11,700	-	11,700
Net loss	-	-	-	(45,291)	(45,291)
Balance, March 31, 2019	159,090,914	159,091	15,541,855	(16,585,633)	(884,687)
Contributed services	-	-	11,700	-	11,700
Net income	-	-	-	13,593	13,593
Balance, June 30, 2019	159,090,914	$159,091	$15,553,555	$(16,572,040)	$(859,394)
Contributed services	-	-	11,700	-	11,700
Net income	-	-	-	(61,468)	(61,468)
Balance, September 30, 2019	159,090,914	$159,091	$15,565,255	$(16,633,508)	$(909,162)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-4

STARCO BRANDS, INC. CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Nine Months Ended September 30,
	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$583,420	$(93,166)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on forgiveness of debt	(3,300)	19,434
Contributed services	35,100	35,100
Common stock for services	33,333	-
Noncash lease expense	30,297	-
Changes in Operating Assets and Liabilities:
Accounts receivable, related party	(259,071)	1,555
Prepaids & other assets	32,161	(29,801)
Accounts payable	(22,485)	(10,323)
Lease liability	(30,297)	-
Accrued expenses	28,332	16,090
Net Cash (Used in) Provided by Operating Activities	427,490	(61,111)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances/loans from a related party	263,730	90,473
Repayment of advances from a related party	(102,893)	(46,918)
Proceeds from notes payable	-	55,000
Payments on notes payable	(32,329)	(32,768)
Net Cash Provided by Financing Activities	128,508	65,787

Net Increase in Cash	555,998	4,676
Cash at Beginning of Period	4,754	721
Cash at End of Period	$560,752	$5,397

Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Supplemental non-cash disclosure:
Establish operating lease asset and related liability	$-	$122,825
Stock issued for prepaid services	$66,667	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-5

STARCO BRANDS, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Starco Brands, Inc. (the "Company") then operating under a different name, was incorporated in the State of Nevada on January 26, 2010, to engage in Direct Response marketing of consumer products with the goal of producing sales through television and/or retail. On September 7, 2017, the Company filed an Amendment to the Articles of Incorporation to change the corporate name to Starco Brands, Inc.  The Board determined the change of the Company’s name was in the best interests of the Company due to changes in the anticipated business.  In July 2017 the Company entered into a licensing agreement with The Starco Group, located in Los Angeles, California.  The Company pivoted to commercializing novel consumer products manufactured by The Starco Group. The Starco Group is a private label and branded aerosol and liquid fill manufacturer that manufactures DIY/Hardware, paints, coatings and adhesives, household, hair care, disinfectants, automotive, motorcycle, arts & crafts, personal care cosmetics, FDA over the counter pharmaceuticals, sun care, cooking oils, beverage and spirits.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited condensed financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are not necessarily indicative of the results to be expected for the full year ending December 31, 2020. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Revenue recognition

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied.

The Company earns its revenue from the licensing agreements it has with The Starco Group, Inc., ("TSG") a related party. The Company licenses the right to manufacture and sell certain products of TSG. The amount of the licensing revenue received varies depending upon the product and is determined beforehand in each agreement. The Company recognized its revenue only when it receives a report of sales made by TSG to a third party.

F-6

Recently issued accounting pronouncements

In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivative and Hedging (Topic 815, and Leases (Topic 841). This new guidance will be effective for annual reporting periods beginning after December 15, 2019, including interim periods within those annual reporting periods. While the Company is continuing to assess the potential impacts of ASU 2019-10, it does not expect ASU 2019-10 to have a material effect on its financial statements.

NOTE 3 – GOING CONCERN

The accompanying unaudited condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $16,096,886, predominantly from the Company granting stock for services during its reorganization in 2017 and 2018. The Company had a working capital deficit of $272,265 and net cash provided by operating activities of $427,490 for the nine months ended September 30, 2020. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown although the company is planning a capital raise via a Regulation A offering in Q1 2021. The obtainment of additional financing and the successful development of the Company’s contemplated plan of operations, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 4 – NOTES PAYABLE

The Company had a financing loan for its Director and Officer Insurance (“D&O”), that was renewed in September 2019. The new loan bears interest at 6.97%, and required monthly payments through July 2020. The D&O insurance has not been renewed. As of September 30, 2020, and December 31, 2019, the loan had a balance of $0 and $32,329, respectively.

During the fourth quarter of 2018 a third party loaned the Company $3,300 to pay for general operating expenses. The loan was unsecured, non-interest bearing and due on demand. This loan was forgiven during the nine months ended September 30, 2020 and a gain on the forgiveness of debt was recognized.

NOTE 5 – OPERATING LEASE

The Company currently occupies office space in Burbank, California. The Company signed a three-year lease starting January 1, 2016. The lease has been extended for an additional three-year term. Current monthly lease payments are $3,855 with yearly increases. The lease required a deposit of $3,500 which was paid on December 10, 2015. The lease is being accounted for under ASU 2016-02 Leases (Topic 842). The Company recorded an initial Right of Use of Asset and Lease Obligation of $122,825.   As of September 30, 2020, the Company has accrued rent due of $34,280 and a Lease Obligation of $54,777.

Asset	Balance Sheet Classification	September 30, 2020	December 31, 2019
Operating lease asset	Right of use asset	$54,777	$85,077
Total lease asset		$54,777	$85,077

Liability
Operating lease liability – current portion	Current operating lease liability	$44,389	$40,806
Operating lease liability – noncurrent portion	Long-term operating lease liability	11,752	45,632
Total lease liability		$56,141	$86,438

F-7

Lease obligations at September 30, 2020 consisted of the following:

For the year ended December 31:
2020	$11,564
2021	47,643
Total payments	$59,207
Amount representing interest	$(3,066)
Lease obligation, net	56,141
Less current portion	(44,389)
Lease obligation – long term	$11,752

The lease expense for the three months ended September 30, 2020 was $11,564, which consisted of amortization expense of $10,301 and interest expense of $1,263.

The lease expense for the nine months ended September 30, 2020 was $34,691, which consisted of amortization expense of $30,297 and interest expense of $4,394.

The lease expense for the three months ended September 30, 2019 was $11,227, which consisted of amortization expense of $9,186 and interest expense of $2,041.

The lease expense for the nine months ended September 30, 2019 was $33,680, which consisted of amortization expense of $27,017 and interest expense of $6,663.

The cash paid under this operating lease during the nine months ended September 30, 2020 was $25,918. At September 30, 2020, the weighted average remaining lease term is 1.25 years and the weighted average discount rate is 8%.

NOTE 6 – COMMITMENTS & CONTINGENCIES

On February 18, 2020, the Company received a demand letter from a law firm representing certain individuals who purchased the Breathe brand home cleaning products. The demand letter alleges that the Company has unlawfully, falsely and misleadingly labeled and marketed the Breathe brand of products to consumers in violation of the Consumer Products Safety Act, the Federal Hazardous Substance Act and the FTC Act as well as various California and New York laws. While the Company denied any wrongdoing, a settlement has been reached with no further obligation required by the Company.

Accrued Liability

On July 9, 2014, the Board of Directors approved an investment arrangement with an individual. Per the terms of the agreement, the investor transferred $150,000 to the Company to be used for the development of a specific product. The product for which the investment was intended was never produced and this agreement is being renegotiated. The investment remains with the Company and is disclosed as an accrued liability on the balance sheet.

F-8

NOTE 7 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2017, Sanford Lang, the Company’s former Chairman and CEO, advanced the Company $289,821 to pay for general operating expenses. The advance requires a monthly interest payment of $2,545 and due on demand.

As of September 30, 2020, the Company owed The Starco Group, (“TSG”) $72,843 for expenses paid by The Starco Group on behalf of the Company for expenses to launch licensed brands. Once royalties exceed $250,000 in the aggregate, and the Company has an adequate cash reserve, TSG will deduct the incurred expenses from the subsequent royalty payments until TSG is paid in full. In addition, the Company owes TSG an additional $47,129 for expenses paid on behalf of the Company or funds advanced to the Company to pay for other operating expenses.

As of September 30, 2020, the Company owed Sklar Holdings $62,000 for operating expenses paid by them on behalf of the Company. Sklar Holdings is owned by the Ross Sklar, CEO.

As of September 30, 2020, the Company owes two of its board members $269 and $637, respectively, for cash advances to the Company and accrued compensation of $10,350 and $41,600, respectively.

As of September 30, 2020, the Company has total accrued compensation due to its CFO of $46,050.

On January 24, 2020, the Company executed a promissory note for $100,000 with Ross Sklar, CEO. The note bears interest at 4% per annum, compounded monthly, is unsecured and matures in two years. As of September 30, 2020, there is $1,602 of accrued interest due on this note.

During the nine months ended September 30, 2020, the Company incurred $150,000 of marketing expense from The Woo. David Dryer, the EVP of Marketing is a Managing Director at The Woo.

During the three months ended September 30, 2020 and 2019, the Company recognized revenue of $767,808 and $50,034, respectively.  During the nine months ended September 30, 2020 and 2019, the Company recognized revenue of $1,120,072 and $228,783, respectively.  There is a $273,567 receivable from related companies as of September 30, 2020.  All revenue received is from a related party.

F-9

NOTE 8 – STOCK WARRANTS

A summary of the status of the Company’s outstanding stock warrants and changes during the periods is presented below:

	Shares available to purchase with warrants	Weighted Average Price	Weighted Average Fair Value
Outstanding, December 31, 2018	2,000,000	$1.05	$0.003
Issued	-	$-	$-
Exercised	-	$-	$-
Cancelled	-	$-	$-
Expired	-	$-	$-
Outstanding, December 31, 2019	2,000,000	$1.05	$0.003
Issued	-	$-	$-
Exercised	-	$-	$-
Cancelled	-	$-	$-
Expired	-	$-	$-
Outstanding, September 30, 2020	2,000,000	$1.05	$0.003

Exercisable, September 30, 2020	2,000,000	$1.05	$0.003

NOTE 9 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, from the balance sheet date through the date the financial statements were issued and has determined that no material subsequent events exist.

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Starco Brands, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Starco Brands, Inc. (the Company) as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Consideration of the Company’s Ability to Continue as Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3 to the financial statements, the Company has recurring losses, negative working capital and negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to obtain financing, there could be a material adverse effect on the Company.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Haynie & Company Salt Lake City, Utah April 14, 2020 We have served as the Company’s auditor since 2016.

F-11

STARCO BRANDS, INC. BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash	$4,754	$721
Accounts receivable, related party	14,496	17,504
Prepaid and other assets	38,661	25,974
Total Current Assets	57,911	44,199

Right of use lease asset, operating, net	85,077	-
Deposit	3,500	3,500
Total Assets	$146,488	$47,699

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$188,036	$171,954
Other payables and accruals	284,883	280,914
Accrued compensation	83,900	45,850
Lease obligation	40,806	-
Loans payable – related party	411,862	373,346
Notes payable	35,629	26,731
Total Current Liabilities	1,045,116	898,795
Lease obligation – noncurrent portion	45,632	-
Total Liabilities	1,090,748	898,795

Stockholders' Deficit:
Preferred Stock, par value $0.001 40,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 300,000,000 shares authorized, 159,090,914 and 159,090,914 shares issued and outstanding, respectively	159,091	159,091
Additional paid in capital	15,576,955	15,530,155
Accumulated deficit	(16,680,306)	(16,540,342)
Total Stockholders' Deficit	(944,260)	(851,096)
Total Liabilities and Stockholders' Deficit	$146,488	$47,699

The accompanying notes are an integral part of these financial statements.

F-12

STARCO BRANDS, INC. STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2019	2018
Revenues, net, related party	$240,287	$126,162

Operating Expenses:
Compensation expense	183,325	220,716
Officer stock compensation	-	31,666
Professional fees	45,375	103,842
General and administrative	159,365	250,586
Total operating expenses	388,065	606,810

Loss from operations	(147,778)	(480,648)

Other Income (Expense):
Interest expense	(32,620)	(31,972)
Interest income	-	47
Other income	21,000	16,500
Gain on extinguishment of debt	19,434	54,122
Total other income	7,814	38,697

Net Loss	$(139,964)	$(441,951)

Loss per Share, Basic & Diluted	$(0.00)	$(0.00)
Weighted Average Shares Outstanding, Basic & Diluted	159,090,914	133,511,633

The accompanying notes are an integral part of these financial statements.

F-13

STARCO BRANDS, INC. STATEMENTS OF STOCKHOLDERS' DEFICIT

			Additional	Common
	Common Stock		Paid in	Stock to be	Accumulated
	Shares	Amount	Capital	Issued	Deficit	Total
Balance, December 31, 2017	2,417,569	$2,418	14,965,081	$600,000	$(16,098,391)	$(530,892)
Shares issued for service	30,300,000	30,300	(22,119)	-	-	8,181
Shares issued to officer and directors for services	117,282,442	117,282	(85,616)	-	-	31,666
Shares issued for stock payable	9,090,903	9,091	590,909	(600,000)	-	-
Contributed services	-	-	81,900	-	-	81,900
Net Loss	-	-	-	-	(441,951)	(441,951)
Balance, December 31, 2018	159,090,914	159,091	15,530,155	-	(16,540,342)	(851,096)
Contributed services	-	-	46,800	-	-	46,800
Net Loss	-	-	-	-	(139,964)	(139,964)
Balance, December 31, 2019	159,090,914	$159,091	$15,576,955	$-	$(16,680,306)	$(944,260)

The accompanying notes are an integral part of these financial statements.

F-14

STARCO BRANDS, INC. STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2019	2018
Cash Flow Activity from Operating Activities:
Net Loss for the Year	$(139,964)	$(441,951)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	-	8,181
Stock based compensation – related party	-	31,666
Contributed services	46,800	81,900
Non cash lease expense	37,863	-
Gain on extinguishment of debt	(19,434)	(54,122)
Changes in Operating Assets and Liabilities:
Accounts receivable – related party	3,008	(12,812)
Prepaids & other assets	(12,688)	17,245
Accounts payable	34,154	28,767
Lease liability	(36,502)	-
Accrued expenses	43,381	23,412
Net Cash Used in Operating Activities	(43,382)	(317,714)

Cash Flow Activity from Financing Activities:
Advances from related parties	103,221	2,000
Repayment of advances from a related party	(64,705)	(2,000)
Proceeds from notes payable	55,000	50,382
Payments on notes payable	(46,101)	(46,128)
Net Cash Provided by Financing Activities	47,415	4,254

Net Increase / (Decrease) in Cash	4,033	(313,460)
Cash at Beginning of Year	721	314,181
Cash at End of Year	$4,754	$721

Cash paid during the year for:
Interest	$30,541	$30,541
Income taxes	$-	$-
Supplemental disclosure of non-cash activities:
Forgiveness of accrued salary	$-	$90,020
Operating lease right of use assets	$122,825	$-
Operating lease liability	$122,825	$-

The accompanying notes are an integral part of these financial statements.

F-15

STARCO BRANDS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2019

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Starco Brands, Inc. (the "Company") then operating under a different name, was incorporated in the State of Nevada on January 26, 2010, to engage in Direct Response marketing of consumer products with the goal of producing sales through television and/or retail. On September 7, 2017 the Company filed an Amendment to the Articles of Incorporation to change the corporate name to Starco Brands, Inc.  The Board determined the change of the Company’s name was in the best interests of the Company due to changes in our current and anticipated business operations.  In July 2017 the Company entered into a licensing agreement with The Starco Group, located in Los Angeles, California.  The Companies pivoted to commercializing novel consumer products manufactured by The Starco Group.  The Starco Group is a private label and branded  aerosol and liquid fill manufacturer which manufactures DIY/Hardware, paints, coatings and adhesives, household, hair care, disinfectants, automotive, motorcycle, arts & crafts, personal care cosmetics, personal care, FDA, sun care, food, cooking oils, beverage, spirits and wine.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentrations of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits.  We continually monitor our banking relationships and consequently have not experienced any losses in our accounts.  We believe we are not exposed to any significant credit risk on cash.

F-16

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the years ended December 31, 2019 or 2018.

Accounts Receivable

Revenues that have been recognized but not yet received are recorded as accounts receivable. Losses on receivables will be recognized when it is more likely than not that a receivable will not be collected. An allowance for estimated uncollectible amounts will be recognized to reduce the amount of receivables to its net realizable value. The allowance for uncollectible amounts is evaluated quarterly.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3:	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

F-17

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments.  The Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2019.

Property and equipment

Property and equipment are carried at the lower of cost or net realizable value. All Property and equipment with a cost of $2,000 or greater are capitalized. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations.

Depreciation is computed using the straight-line method over the estimated useful lives of three years.

Revenue recognition

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied.

The Company earns its revenue from the licensing agreements it has with The Starco Group, Inc., ("TSG") a related party. The Company licenses the right to manufacture and sell certain products to TSG. The amount of the licensing revenue received varies depending upon the product and is determined beforehand in each agreement. The Company recognized its revenue only when it receives a report of sales made by TSG to a third party.

F-18

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes.  Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-based Compensation

We account for equity-based transactions with nonemployees under the provisions of ASC Topic No. 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). ASC 505-50 establishes that equity-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

We account for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.  The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

F-19

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period.  The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

The Company’s diluted loss per share is the same as the basic loss per share for the years ended December 31, 2019 and 2018, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Recently issued accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize lease assets and lease liabilities on the balance sheet and requires expanded disclosures about leasing arrangements. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 and interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted. The Company has adopted this accounting standard update.

On June 20, 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for share-based payments to nonemployees (for example, service providers, external legal counsel, suppliers, etc.). Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. Meaning that companies will value all equity classified awards at their grant-date under ASC718 and forgo revaluing the award after this date. The guidance is effective for interim and annual periods beginning after December 15, 2018.

F-20

In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivative and Hedging (Topic 815, and Leases (Topic 841).  This new guidance will be effective for annual reporting periods beginning after December 15, 2019, including interim periods within those annual reporting periods. While the Company is continuing to assess the potential impacts of ASU 2019-10, it does not expect ASU 2019-10 to have a material effect on its financial statements.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $16,680,306 at December 31, 2019, had a net loss of $139,964 and net cash used in operating activities of $43,382 for the year ended December 31, 2019. The Company’s ability to raise additional capital through the future issuances of common stock and/or debt financing is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. These conditions and the ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 4 – PROPERTY AND EQUIPMENT

Furniture fixtures and equipment, stated at cost, less accumulated depreciation at December 31 consisted of the following:

	December 31, 2019	December 31, 2018
Equipment	$16,574	$16,574
Furniture	16,701	16,701
Computers & Hardware	5,187	5,187
Less: accumulated depreciation	(38,462)	(38,462)
Property and equipment, net	$-	$-

F-21

Depreciation expense

Depreciation expense for the years ended December 31, 2019 and 2018 was $0 and $0, respectively.

NOTE 5 – NOTES PAYABLE

The Company had two financing loans for its Director and Officer Insurance (“D&O”), both of which expired in the third quarter of 2018 and were replaced with a new single loan.  The D&O was renewed, and a new financing agreement obtained in September 2019. As of December 31, 2019 and 2018 the loan had a balance of $32,329 and $45,663, respectively. The new loan bears interest at 6.97% and is due within one year.

During the fourth quarter of 2018 a third party loaned the Company $3,300 to pay for general operating expenses. The loan is unsecured, non-interest bearing and due on demand.

NOTE 6 – OPERATING LEASE

The Company currently occupies office space in Burbank, California. The Company signed a three-year lease starting January 1, 2016. The lease has been extended for an additional three-year term. Current monthly lease payments are $3,742 with yearly increases. The lease required a deposit of $3,500 which was paid on December 10, 2015. The lease is being accounted for under ASU 2016-02 Leases (Topic 842). The company recorded an initial Right of Use of Asset and Lease Obligation of $122,825.   As of December 31, 2019, the Company has accrued rent due of $21,653 and a Lease Obligation of $86,438.

Asset	Balance Sheet Classification	December 31, 2019
Operating lease asset	Right of use asset	$85,077
Total lease asset		$85,077

Liability
Operating lease liability – current portion	Current operating lease liability	$40,806
Operating lease liability – noncurrent portion	Long-term operating lease liability	45,632
Total lease liability		$86,438

F-22

Lease obligations at December 31, 2019 consisted of the following:

For the year ended December 31:
2020	$46,255
2021	47,642
Total payments	$93,897
Amount representing interest	$(7,459)
Lease obligation, net	86,438
Less current portion	(40,806)
Lease obligation – long term	$45,632

The lease expense for the year ended December 31, 2019 was $44,908, which consisted of amortization expense of $36,388 and interest expense of $8,520.

The cash paid under this operating lease during the year ended December 31, 2019 was $40,923. At December 31, 2019, the weighted average remaining lease term is 2 years and the weighted average discount rate is 8%.

NOTE 7 – COMMITMENTS & CONTINGENCIES

Investment Agreement

On July 9, 2014, the Board of Directors approved an investment arrangement with an individual. Per the terms of the agreement, the investor transferred $150,000 to the Company for which he was entitled to the following: $1 per unit sold of a fitness product through all retail outlets including online and retail shopping shows until the investment was paid back in full. Once the original investment was recouped the investor shall then receive a 2% royalty in perpetuity on all future retail sales of the fitness product. The investment remains with the Company and is disclosed as an accrued liability on the balance sheet. Since the product for which the investment was intended was never produced this agreement is being renegotiated.

F-23

NOTE 8 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2017, Sanford Lang, the Company’s Chairman and former CEO, advanced the Company $289,821 to pay for general operating expenses, his and Martin Goldrod’s personal compensation. The advances are uncollateralized, require a monthly interest payment of $2,545 and due on demand.

On February 26, 2018, the Board approved the issuance of 117,282,442 shares of common stock to its officers and directors for services rendered at a price per share of $0.00027 for total non-cash expense of $31,666.

As of December 31, 2019, the Company owed The Starco Group, Inc, (“TSG”) $72,843 for expenses paid by The Starco Group on behalf of the Company for expenses to launch licensed brands. Once royalties exceed $250,000 in the aggregate, TSG will deduct the incurred expenses from the subsequent royalty payments until TSG is paid in full. In addition, the Company owes TSG an additional $47,129 for expenses paid on behalf of the Company or funds advanced to the Company to pay for other operating expenses.

As of December 31, 2019, the Company owes the CEO and Chairman $1,500 and $568, respectively, for cash advances to the Company.

During the years ended December 31, 2019 and 2018, the Company recognized royalty income of $240,287 and $126,162, respectively and had a $14,496 receivable from The Starco Group. The Company licenses the right to manufacture and sell certain products to TSG. Mr. Sklar, CEO, is the founder and current CEO of TSG.

F-24

NOTE 9 – STOCK WARRANTS

A summary of the status of the Company’s outstanding stock warrants and changes during the years is presented below:

	Shares available to purchase with warrants	Weighted Average Price	Weighted Average Fair Value
Outstanding, December 31, 2017	2,000,000	$1.05	$0.003
Issued	-	$-	$-
Exercised	-	$-	$-
Cancelled	-	$-	$-
Expired	-	$-	$-
Outstanding, December 31, 2018	2,000,000	$1.05	$0.003
Issued	-	$-	$-
Exercised	-	$-	$-
Cancelled	-	$-	$-
Expired	-	$-	$-
Outstanding, December 31, 2019	2,000,000	$1.05	$0.003

Exercisable, December 31, 2019	2,000,000	$1.05	$0.003

F-25

NOTE 10 – STOCKHOLDERS’ EQUITY (DEFICIT)

On February 26, 2018, the Board of Directors of Starco Brands, Inc. approved the issuance of an aggregate of 30,300,000 post-reverse shares of common stock to 16 third parties in consideration for services valued at $8,181.

On April 3, 2018, the Board approved warrants, previously issued in 2017, to purchase 2,000,000 shares of common stock pursuant to the terms of the settlement and general release agreement with Carwash, LLC (Note 9).

In April 2018, the Company issued 9,090,903 shares of common stock to four investors for the $600,000 previously received and credited to common stock to be issued.

NOTE 11 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21%  and 5% for state is being used.

Net deferred tax assets consist of the following components as of December 31:

	2019	2018
Deferred Tax Assets:
NOL Carryover	$1,295,500	$1,282,700
Related party accrual	75,400	75,400
Depreciation	(5,100)
Payroll accrual	21,800	11,900
Deferred tax liabilities:
Less valuation allowance	(1,387,600)	(1,370,000)
Net deferred tax assets	$-	$-

F-26

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended December 31, due to the following:

	2019	2018
Book loss	$(36,300)	$(114,900)
Meals and entertainment	600	1,000
Depreciation	(100)
Other nondeductible expenses	12,100	39,300
Accrued payroll	9,900	58,900
Valuation allowance	13,800	15,700
	$-	$-

At December 31, 2019, the Company had net operating loss carry forwards of approximately $4,983,000 that may be offset against future taxable income from the year 2020 to 2039. No tax benefit has been reported in the December 31, 2019 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2015.

NOTE 12 – SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirements of ASC Topic 855, from the balance sheet date through the date the financial statement were issued, and has determined that no material subsequent events exist other than the following.

On January 24, 2020, the Company executed a promissory note for $100,000 with Ross Sklar, CEO. The note bears interest at 4% per annum, compounded monthly, is unsecured and matures in two years.

On February 18, 2020, the Company received a demand letter from a law firm representing certain individuals who purchased the Breathe brand home cleaning products. The demand letter alleges that the Company has unlawfully, falsely and misleadingly labeled and marketed the Breathe brand of products to consumers in violation of the Consumer Products Safety Act, the Federal Hazardous Substance Act and the FTC Act as well as various California and New York laws. The Company denies any and all claims in the demand letter and intends to defend itself to the fullest extent of the law.

F-27

PART III

INDEX TO EXHIBITS

2.1	Articles of Incorporation of Starco Brands, Inc., as amended (incorporated by reference to Exhibit 3.0 of the Company’s registration statement on Form S-1 filed January 31, 2012 (File No. 333-179262))

2.2	Form of Certificate of Amendment to the Company’s Articles of Incorporation filed November 22, 2017, authorizing a class of Preferred Stock.

2.3	Certificate of Amendment filed September 7, 2017, changing the Company’s name to “Starco Brands, Inc.” (incorporated by reference to Exhibit 3(i).2 to the Company’s quarterly report on Form 10-Q for the nine months ended September 30, 2017).

2.4	Bylaws, as amended (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed August 20, 2015)

3.1	Form of Irrevocable Power of Attorney*

3.2	Form of Common Stock Purchase Warrant issued to Carwash, LLC

4	Form of Subscription Agreement*

6.1	Agreement with Dalmore Group, LLC

6.2	Licensing Agreement between the Company and The Starco Group, Inc. dated July 12, 2017, as amended April 1, 2018.

6.3	Promissory Note issued by the Company to Ross Sklar dated January 24, 2020.

6.4	Letter of Intent between the Company and Ross Sklar, dated August 13, 2015 (incorporated by reference to Exhibit 10.2 of the Company’s 10-Q for the quarterly period ended June 30, 2015 filed on August 14, 2015.)

6.5	Memorandum of Understanding dated March 31, 2020 and updated April 14, 2020 regarding the Launch of Breathe Hand Sanitizer (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 12, 2020)

6.6	License Agreement by and between Hearst Magazine Media, Inc. and Starco Brands, Inc. executed April 24, 2020 incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed November 20, 2020)

6.7	License Agreement by and between Hearst Magazine Media, Inc. and Starco Brands, Inc. executed October 15, 2020 incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed November 20, 2020)

8	Form of Escrow Agreement*

47

11	Auditor’s Consent*

12	Opinion of CrowdCheck Law LLP*

* To be filed by amendment.

48

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, State of California, on [_].

Starco Brands, Inc.

/s/
Ross Sklar, Chief Executive Officer
Date:

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/
Ross Sklar, Chief Executive Officer, Director
Date:

/s/
Martin Goldrod, Director
Date:
/s/
Rachel Boulds, Chief Financial Officer, Principal Accounting Officer,
Date:

/s/
Sanford Lang, Director
Date:
/s/
Darin Brown, Director
Date:

49